Exhibit 4.21

25 February 2017

THE VENDORS

(details of whom are set out in Schedule 8)

(as Vendors)

and

CHINA LODGING HOLDINGS (HK) LIMITED

(as Purchaser)

SHARE PURCHASE AGREEMENT

related to

CRYSTAL ORANGE HOTEL HOLDINGS LIMITED

18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Tel: +852.2912.2500

www.lw.com

SCHEDULE 3	36

COMPLETION OBLIGATIONS

SCHEDULE 4	38

WARRANTIES OF THE VENDORS

SCHEDULE 5	45

LIMITATIONS ON VENDORS’ LIABILITY

SCHEDULE 6	51

COMPLETION ACCOUNTS

SCHEDULE 7	52

ACCOUNTING POLICIES

SCHEDULE 8	53

THE VENDORS

THIS AGREEMENT is made on 25 February 2017

BETWEEN

(1)                                The several persons whose names and addresses are set out in Schedule 8 (the “Vendors” and each a “Vendor”); and

(2)                                CHINA LODGING HOLDINGS (HK) LIMITED, a company incorporated in Hong Kong with registered number 1281344 and having its registered office at Unit 402, 4th Floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong (the “Purchaser”).

WHEREAS

The Vendors wish to sell and the Purchaser wishes to acquire the entire issued share capital of the Company subject to the terms of this Agreement.

IT IS AGREED THAT

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              In this Agreement, unless the context otherwise requires:

“Accounting Policies” means the accounting policies and procedures set out in Schedule 7;

“Accounting Standard” means generally accepted accounting principles in the United States of America;

“Accounts” means:

(a)                                the audited consolidated balance sheet of the Company made up as at the Balance Sheet Date;

(b)                                the audited consolidated profit and loss account of the Company in respect of the financial year ended on the Balance Sheet Date; and

(c)                                 the audited consolidated cash flow statement of the Company in respect of the financial year ended on the Balance Sheet Date,

and includes all notes thereto and the related directors’ report and auditor’s report issued by Ernst&Young Huaming LLP dated 14 November 2016;

“Affiliate” means:

(a)                                in relation to a body corporate (excluding the Vendor Representative), any person or entity directly or indirectly Controlling such body corporate, and any subsidiary of any such person or entity, in each case from time to time;

(b)                                in relation to the Vendor Representative:

(i)            any direct or indirect subsidiary of the Vendor Representative, from time to time; and

(ii)           Carlyle Asia Partners III, LP and those of its subsidiaries which are also holding companies of the Vendor Representative (but excluding, for the avoidance of doubt, any other subsidiaries of Carlyle Asia Partners III, LP);

(c)                                 in relation to a person that is a natural person, such person’s relatives and any other person (other than natural persons) directly or indirectly Controlled by such person

“Agreed Form” means, in relation to a document, the form of that document initialled by or on behalf of each of the Vendors and the Purchaser for identification;

“Announcement 7” means the Announcement on Several Issues regarding the Enterprise Income Tax Levied on the Indirect Transfer of Assets by Non-Resident Enterprises (Guoshuigonggao [2015] No. 7), issued by the PRC State Administration of Taxation on February 3, 2015, as amended, supplemented, modified or interpreted from time to time by any implementing rules and regulations, and any successor rule or regulation thereof under the Laws of the PRC;

“Announcement 7 Filings” has the meaning given to it in Clause 13.1;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Balance Sheet Date” means 31 December 2015;

“Branch Office” means each of the branch offices listed in Part 4 of Schedule 1.

“Breaching Party” has the meaning given to it in Clause 6.4.

“Break Fee” means an amount equal to the sum of the First Deposit Amount and the Second Deposit Amount;

“Business” means the operation of boutique hotels carried on using the Crystal Orange, Orange Select and Orange Regular brands under the Group’s leased and manachised models;

“Business Day” any day (other than a Saturday or Sunday or public holiday) on which banks in the British Virgin Islands, Hong Kong, the PRC and New York are open for the transaction of normal business;

“Cash Balances” means the aggregate of the cash in hand and cash credited to any account with a financial institution and any securities with a maturity of less than 12 months which are readily convertible into cash, held by each Group Company as at the Effective Time, including all interest accrued thereon, as shown in the books of the Group Companies and calculated in accordance with the Accounting Policies, but for the avoidance of doubt excluding the Unpaid Dividends, the Outstanding Shareholder Receivables and the Unpaid Share Capital, and for the avoidance of doubt after settlement of the Employee Retention Bonuses (and payment of applicable employment Taxes);

“Change of Control” occurs where a person who Controls any body corporate ceases to do so or if another person acquires Control of such body corporate;

“Circular 37” means Circular 37 issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles” effective as of July 4, 2014, or any successor rule or regulation of the foregoing under PRC law;

“Circular 37 Security Holder” means a person who as at the date of this Agreement or immediately prior to Completion, holds or beneficially owns any share capital of the Company (whether or not through any employee stock option plan) and who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37;

“Claim” means any claim by the Purchaser in respect of any of the Warranties or in respect of any other provision of this Agreement or any other document entered into pursuant to this Agreement;

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

“Company” means Crystal Orange Hotel Holdings Limited, further details of which are set out in Part 1 of Schedule 1;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Accounts” means the Net Cash Statement and the Net Working Capital Statement;

“Completion Date” has the meaning given to it in Clause 6.1;

“Completion Escrow Account” means the separately designated account with the Escrow Agent or such other bank account designated by the Completion Escrow Agent in the name of the Purchaser into which payment of the Completion Escrow Amount will be made by the Purchaser on Completion;

“Completion Escrow Agent” means Citibank, N.A., Hong Kong Branch;

“Completion Escrow Agreement” means the escrow agreement, by and among the Vendor Representative, the Purchaser and the Completion Escrow Agent to be entered into at Completion, as amended from time to time;

“Completion Escrow Amount” means a sum in US$ which is equal to RMB182,500,000, converted at the Exchange Rate;

“Condition” has the meaning given in Clause 4.1;

“Confidentiality Agreement” means the confidentiality agreement between Carlyle Asia Investment Advisors Limited and the Purchaser dated 23 January 2017;

“Confidential Information” has the meaning given in Clause 16.1;

“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)                                by means of the holding of over 50 per cent. of the voting shares, or the possession otherwise of over 50% of voting power, in or in relation to that or any other body corporate; or

(b)                                by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

“Corporate Vendor” means a Vendor which is a body corporate;

“Data Room” means the virtual data room hosted by Merrill DataSite containing those documents listed in the Data Room Index to which the Purchaser and its professional advisers were given access, as contained in the duplicate sets of USB as at 22 February 2017 retained by the Vendors and the Purchaser;

“Data Room Index” means the index of documents in the Data Room in the Agreed Form;

“Deposit and Exclusivity Agreement” means the deposit and exclusivity agreement dated 10 February 2017 between the Purchaser and the Vendor Representative;

“Deposit Escrow Agents” means the Offshore Deposit Escrow Agent and the Onshore Deposit Escrow Agent;

“Deposit Escrow Amount” has the meaning given in Clause 7.1;

“Disclosure Documents” has the meaning given to it in paragraph 4(d) of Schedule 5;

“Disclosed” means fairly disclosed to the Purchaser and the term “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the letter in relation to the Warranties having the same date as this Agreement, written and delivered by or on behalf of the Vendors to the Purchaser immediately before the signing of this Agreement, the receipt of which has been acknowledged by the Purchaser;

“Effective Time” means 5.00 p.m. on the Completion Date;

“Employee Retention Bonuses” means payments made or to be made by the relevant Group Companies to certain employees of the Group in connection with the Transaction (subject to withholding of applicable employment Taxes), as Disclosed to the Purchaser prior to Completion;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement;

“Escrow Claim” means a Claim made under the Warranties, Clause 5, Clause 9.5, or Schedule 2, which has been notified to the Vendors in accordance with the provisions of Schedule 5;

“Estimated Income Tax Payable” means RMB17,000,000;

“Estimated Net Cash Amount” means an amount in  RMB which is equal to US$10,000,000, converted at the Exchange Rate;

“Event” means an event, act, transaction or omission including a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

“Exchange Rate” means:

(a)                                with respect to a conversion from RMB to US$ or vice versa, the central parity rates of RMB into US$ published by the People’s Bank of China as at the close of business on either:

(i)                                    the date which is three Business Days prior to Completion; or

(ii)                                 if Completion has not occurred by the date falling four months after the date of this Agreement (the “Relevant Date”), and the Vendor Representative (in its sole discretion) elects by notice in writing to the Purchaser at least three Business Days prior to Completion, the Relevant Date; and

(b)                                with respect to the conversion of any other currency into US$ or vice versa, the closing mid-point spot rate of exchange for that currency into US$ on the Business Day immediately prior to the date of this Agreement as published in Bloomberg or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC as at the close of business in Hong Kong as at such date;

“EY Paper” means the “Project Mimosa: Subsequent Update” paper prepared by Ernst & Young Transactions Limited dated 13 February 2017;

“Final Consideration” has the meaning given in Clause 3.1;

“First Deposit Amount” has the meaning given to it in Clause 7.1;

“Fundamental Warranties” means the Warranties set forth in Part A of Schedule 4;

“Group” means the Company and each of the Subsidiaries;

“Group Company” means any member of the Group;

“Group Schemes” has the meaning given to it in paragraph 16.3 of Part B of Schedule 4;

“Group Structure Chart” means the chart setting out the structure of the Group in Part 3 of Schedule 1;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HKIAC” has the meaning given to it in Clause 31.2;

“Income Tax Payable” means an amount equal to the Group’s corporate income Tax liabilities, excluding deferred Tax liabilities (if any) (which was RMB13,407,000 as at 31 July 2016), calculated based on the taxable profits and the applicable corporate income tax rate;

“Income Tax Payable Amount” means the Income Tax Payable as at the Effective Time as calculated, determined and notified by the Reporting Accountants in accordance with Schedule 6;

“Initial Consideration” has the meaning given in Clause 3.1;

“Intellectual Property” means patents, registered and unregistered designs, copyright, database rights, trademarks and trading names, internet domain names, and other rights of the same or similar effect as any of the foregoing anywhere in the world, in each case whether registered or not, including pending applications for registration of such rights;

“Intellectual Property Rights” means all material Intellectual Property used by any Group Company in the operation of the Business;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Longstop Date” means the date falling five months after the date of this Agreement;

“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties and legal and other professional fees;

“Manachised Hotels” means hotels managed (but not owned or leased) by a Group Company but which are operated using certain of the Intellectual Property Rights and in respect of which management fees, brand fees and design fees are payable to a Group Company;

“Manachised Contracts” means all written contracts to which a Group Company is party in relation to Manachised Hotels under which management fees, brand fees and design fees are payable to such Group Company;

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the general economic or political conditions in the PRC or changes in financial markets (including foreign exchange rates), in each case, not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the PRC;

“Material Contracts” means:

(a)                                the Manachised Contracts; and

(b)                                each of the hotel guestroom reservation platform and technology support services contracts for hotels operated by the Group and Manachised Hotels in operation, entered into between a Group Company and Ctrip.com International Ltd. or one of its Affiliates;

“Memorandum and Articles” means the memorandum and articles of association of the Company, as at the date of this Agreement;

“MOFCOM” means the Ministry of Commerce of the PRC;

“Net Cash Amount” means:

(a)                                the Cash Balances; less

(b)                                the Third Party Debt.

as at the Effective Time as shown on the Net Cash Statement, and if such amount exceeds the Estimated Net Cash Amount, it shall be deemed to be the Estimated Net Cash Amount;

“Net Cash Statement” has the meaning given in paragraph 1 of Schedule 6;

“Net Working Capital Amount” means the Net Working Capital Amount as at the Effective Time calculated in accordance with the Accounting Policies and as shown on the Net Working Capital Statement (but for the avoidance of doubt excluding the Outstanding Shareholder Receivables, Unpaid Share Capital, and any amounts in respect of Income Tax Payable);

“Net Working Capital Statement” has the meaning given in paragraph 1 of Schedule 6;

“Non-Breaching Party” has the meaning given to it in Clause 6.4.

“Non-wholly Owned Subsidiary” means Hefei Jucheng Hotel Management Consulting Company Limited;

“Offshore Deposit Escrow Account” means the separately designated account with the Offshore Deposit Escrow Agent or such other bank account designated by the Offshore Deposit Escrow Agent in the name of the Vendor Representative (or an affiliated entity) into which payment of the Offshore Deposit Escrow Amount will be made by or on behalf of the Vendor Representative in accordance with Clause 7.1;

“Offshore Deposit Escrow Agent” means Citibank, N.A., Hong Kong Branch;

“Offshore Deposit Escrow Agreement” means the escrow agreement to be entered into among the Vendor Representative, the Purchaser and the Offshore Deposit Escrow Agent, as amended from time to time;

“Onshore Deposit Escrow Account” means the separately designated account with the Onshore Deposit Escrow Agent or such other bank account designated by the Onshore Deposit Escrow Agent in the name of the Vendor Representative (or an affiliated entity) into which payment of the Onshore Deposit Escrow Amount will be made, or cause to be made, by or on behalf of the Vendor Representative in accordance with Clause 7.1;

“Onshore Deposit Escrow Agent” means Citibank (China) Co., Ltd. Shanghai branch;

“Onshore Deposit Escrow Agreement” means the escrow agreement, to be entered into among Carlyle (Beijing) Investment Consulting Center, L.P. / 凯雷（北京）投资咨询中心(有限合伙) (being an Affiliate of the Vendor Representative), Hua Zhu Hotel Management Co., Ltd. / 华住酒店管理有限公司 (being an Affiliate of the Purchaser) and the Onshore Deposit Escrow Agent, as amended from time to time;

“Option Cancellation” means the process by which all share options issued to certain employees of the Group will be cancelled at or prior to Completion;

“Ordinary Shares” means the ordinary shares with par value of US$0.10 each of the Company;

“Outstanding Amounts Claimed” has the meaning given in Clause 8.4;

“Outstanding Shareholder Payables” means amounts owing from PRC Group Companies to certain Vendors, Affiliates of Vendors and other parties (as set out in paragraph 17(a) of the Disclosure Letter);

“Outstanding Shareholder Receivables” means the aggregate of the amounts owing to the Company (or a Subsidiary) from certain Vendors, Affiliates of Vendors and other parties  (as set out in paragraph 17 (a) of the Disclosure Letter);

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Preferred A Shares” means the preference shares (Series A) with par value of US$0.10 each of the Company, having the rights as set out in the Memorandum and Articles;

“Preferred B Shares” means the preference shares (Series B) with par value of US$0.10 each of the Company, having the rights as set out in the Memorandum and Articles;

“Preferred C Shares” means the preference shares (Series C) with par value of US$0.10 each of the Company, having the rights as set out in the Memorandum and Articles;

“Preferred D Shares” means the preference shares (Series D) with par value of US$0.10 each of the Company, having the rights as set out in the Memorandum and Articles;

“Preferred Shares” means any of the Preferred A Shares, Preferred B Shares, Preferred C Shares and/or Preferred D Shares (as applicable);

“Proceeding” has the meaning given to it in paragraph 10.1 of Part B of Schedule 4;

“Properties” means the land and premises particulars of which are set out in the Disclosure Letter;

“Purchaser Financing” has the meaning given in Clause 11.3;

“Purchaser’s Bank Account” means the bank account at Citibank, N.A., Hong Kong Branch with account name China Lodging Holdings (HK) Limited, account number 61642813 and swift code CITIHKHX (or such other account as the Purchaser shall notify to the Vendors at least five Business Days before the relevant due date for payment);

“Purchaser’s Completion Documents” has the meaning given to it in Clause 11.1(b);

“Purchaser’s Group Undertaking” means the Purchaser or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Purchaser or a subsidiary undertaking of a parent undertaking of the Purchaser and includes, for the avoidance of doubt each Group Company after Completion;

“Receivable Party” means:

(a)                                Amy Liao, in respect of each of Ker David Gibbs, Yen Jwu Lee, Connie Chen and Alexander Chen:

(b)                                Hai Wu, in respect of Giochi Limited;

(c)                                 each of Hurst Lin, Bill Bishop and Nathan Chow, in respect of Sanya Investment International Limited; and

(d)                                Richard Hsu, in respect of Quinnafor Holdings Limited;

“Records” means all books, records and documents (including financial, business or trading information, books, data, information or documents (including in electronic format)) used by or otherwise relating to any Group Company;

“Relevant Proportion” means the shareholding percentages of the Vendors as set out in column (3) of Schedule 8;

“Relevant Vendors” means each of Ker David Gibbs, Yen Jwu Lee, Connie Chen, Alexander Chen, of Giochi Limited, Sanya Investment International Limited and Quinnafor Holdings Limited;

“Reporting Accountants” means Deloitte and Ernst & Young, acting jointly in accordance with Schedule 6, or their respective affiliates operating in the PRC, or, if one or both of those firms is unable or unwilling to act in any matter referred to them under this Agreement, one or two (as required) independent firm of internationally recognised chartered accountants to be agreed upon by the Vendors and the Purchaser within five Business Days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Hong Kong Institute of Certified Public Accountants;

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Resignation Letter” means the resignation letter in the Agreed Form to be signed by each Resigning Officer;

“Resigning Officers” means each of David Wen, Patrick Siewert, Jiyuan Sun, Zhang Songyi, Frank Lin and Isabelle Bouillot;

“Respective Tax Withholding Amount” has the meaning given in Clause 13.4;

“Rules” has the meaning given to it in Clause 31.2;

“SAFE” has the meaning given in paragraph 19 of Schedule 4;

“SAIC” means the State Administration for Industry and Commerce of the PRC or its authorized local branch;

“Second Deposit Amount” has the meaning given to it in Clause 7.1;

“Senior Employee” means each of Wu Hai, Hu Wei, Yu Ping, Ma Xiaodong and Amy Liao, and “Senior Employees” means all of them;

“Settled Claim” means an Escrow Claim in respect of which:

(a)                                has been fully withdrawn by the Purchaser;

(b)                                the Purchaser and the Vendor Representative have agreed in writing that the relevant Escrow Claim be fully and finally settled; or

(c)                                 a Tribunal has made a final determination, in accordance with Clause 31;

“Shareholder Receivable Amount” means an amount in US$ equal to the aggregate of the Unpaid Share Capital and the Outstanding Shareholder Receivables;

“Shares” means issued shares in the capital of the Company (being Ordinary Shares, Preferred A Shares, Preferred B Shares, Preferred C Shares and/or Preferred D Shares);

“Subsidiary” means each of the companies listed in Part 2 of Schedule 1;

“Surviving Provisions” means Clauses 1, 7, 12, 16, 18, 19 and 21 to 31;

“Target Net Working Capital Amount” means an amount equal to the product of:

(a)                                RMB 661,000; and

(b)                                the sum of (i) the number of leased hotels being operated in the Business and (ii) the number of hotels under construction for the Business, at the date of notification, as notified by the Vendor Representative to the Purchaser on or before the date falling five Business Days prior to Completion;

“Tax” means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, additional tax, surcharge or interest)

imposed, collected or assessed by, or payable to, a Tax Authority (and “Taxes” and “Taxation” shall be construed accordingly);

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function including the Inland Revenue Department and Customs & Excise Department of the Government of Hong Kong;

“Third Party Claim” has the meaning given in paragraph 12.1 of Schedule 5;

“Third Party Debt” means:

(a)                                the aggregate amount of outstanding loans and other financial indebtedness the purpose of which is to raise money, owed by any of the Group Companies to any third party (not being a Group Company) as at the Effective Time, together with any accrued interest up to Completion (but, for the avoidance of doubt, excludes (i) any items to be treated as “Creditors” for the purposes of the Net Working Capital Statement, (ii) any payables of a Group Company arising in connection with the Employee Retention Bonuses, (iii) the Outstanding Shareholder Payables, and (iv) any amounts in respect of Income Tax Payable), calculated in accordance with the Accounting Policies; and

(b)                                any Transaction Costs;

“Transaction” means the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof;

“Transaction Costs” means any third party professional advisor costs and expenses paid or payable by a Group Company in relation to the Transaction, unless and to the extent that such costs and expenses are actually settled by one or more of the Vendors or their Affiliates;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Onshore Deposit Escrow Agreement, the Offshore Deposit Escrow Agreement, the Completion Escrow Agreement and any documents in Agreed Form;

“Tribunal” has the meaning given to it in Clause 31.3;

“Unpaid Dividend” has the meaning given in Clause 14.4;

“Unpaid Share Capital” means the aggregate of the amounts unpaid on Shares owed by certain Vendors as set out against the name of each Vendor in column (4) of Schedule 8;

“Vendor’s Group Undertaking” means, in relation to a Vendor which is a corporate body, the Vendor or an undertaking or person which is, on or at any time after the date of this Agreement:

(a)                                 a subsidiary undertaking or parent undertaking of the Vendor or a subsidiary undertaking of a parent undertaking of the Vendor but excludes, for the avoidance of doubt, each Group Company;

(b)                                 a shareholder of a parent undertaking of the Vendor (or a parent undertaking of such shareholder); or

(c)                                  a beneficial owner of the shares of a parent undertaking of the Vendor;

“Vendor Related Individual” has the meaning given to it in Clause 11.2;

“Vendor Representative” has the meaning given in Clause 12.1;

“Vendor Representative’s Bank Account” means the bank account at JP Morgan Chase Bank, N.A., New York with account name Crystal Lodging Holdings Limited, account number 477936756 and swift code CHASUS33 (or such other account as the Vendors shall notify to the Purchaser at least five Business Days before the relevant due date for payment);

“Vendors’ Solicitors” means Latham & Watkins of 18th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong; and

“Warranties” means the warranties set out in Clause 9 and Schedule 4;

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2                              In this Agreement, unless the context otherwise requires:

(a)                                a “subsidiary” or “holding company” is to be construed in accordance with sections 13 to 15 of the Companies Ordinance;

(b)                                a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 16 of, and the Schedule 1 to, the Companies Ordinance;

(c)                                 every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(d)                                references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(e)                                 references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(f)                                  references to a “party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;

(g)                                 references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(h)                                references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(i)                                    references to “procure”, where used in the context of an obligation of a Vendor, shall be deemed to mean such Vendor shall take all steps as are lawfully within its power as a shareholder and/or director of the Company to ensure that a Group Company acts or omits to act in respect of a specified matter as provided for in this Agreement;

(j)                                   references to “RMB” and “US$” are references to the lawful currency from time to time of the PRC and the United States of America respectively;

(k)                                for the purposes of applying a reference to a monetary sum expressed in US$ (including in assessing the amount of any Claim for the purposes of Schedule 5), except where expressly stated otherwise, an amount in RMB shall be deemed to be an amount in US$ translated at the central parity rates of RMB into US$ published by the People’s Bank of China as at the close of business on the Business Day prior to the date on which such translation falls to be made;

(l)                                    references to times of the day are to Hong Kong time unless otherwise stated;

(m)                            references to writing shall include any modes of reproducing words in a legible and non-transitory form; and

(n)                                references to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term and to any Hong Kong statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3                              The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4                              The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.5                              Each of the schedules to this Agreement shall form part of this Agreement.

1.6                              References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.7                              A reference in this Agreement to the Vendors’ knowledge, awareness or belief of a fact, matter or circumstance means the actual knowledge of any of Wu Hai, Hu Wei, Yu Ping, Ma Xiaodong and Amy Liao as at the date of this Agreement (without imposing any obligation on such persons to make enquiry of any other person) and the Vendors shall not be required to make any enquiry of any other person nor shall the Vendors be deemed to have knowledge of any matter not within the actual knowledge of such persons at such time.

1.8                              A reference in this Agreement to the Purchaser’s knowledge, awareness or belief of a fact, matter or circumstance is deemed to include those facts, matters and circumstances which are Disclosed under (i) this Agreement, (ii) the contents of any due diligence report (in draft or final form) prepared by or for or on behalf of any Purchaser’s Group Undertaking, their respective shareholders or investors and/or advisers in relation to the Transaction, (iii) the Disclosure Letter, (iv) the Disclosure Documents and (v) any of the documents annexed to, or Disclosed pursuant to, the Disclosure Letter.

1.9                              Where any Warranty is qualified by reference to materiality (including the phrase “in all material respects”), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the business of the Group taken as a whole.

1.10                       All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one Vendor under this Agreement are, unless otherwise stated, given or entered into severally and not jointly and severally and accordingly the liability of each Vendors in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach.

2.                                     SALE OF SHARES

2.1                              On the terms set out in this Agreement, each of the Vendors shall sell and the Purchaser shall purchase, the Shares set out against its name in Schedule 8, with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to the Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Shares after Completion).

2.2                              Each of the Vendors irrevocably waives any right of pre-emption, right of first refusal, or other restriction on transfer in respect of the Shares it holds conferred on it under the Memorandum and Articles or otherwise.

3.                                     CONSIDERATION

3.1                              The purchase price for the sale of the Shares shall be a sum in US$ which is equal to RMB3,650,000,000 (converted at the Exchange Rate) plus US$10,000,000 (the resulting amount being referred to hereinafter as the “Initial Consideration”), subject to adjustment as set out in Clauses 3.3 and 3.4 below (the Initial Consideration so adjusted being referred to hereinafter as the “Final Consideration”).

3.2                              The Final Consideration shall be satisfied as follows:

(a)                                the payment at Completion by the Purchaser to the Vendors of the Initial Consideration, less the Completion Escrow Amount;

(b)                                the payment at Completion by the Purchaser to the Completion Escrow Agent of the Completion Escrow Amount; and

(c)                                 further payment (if any) as required in accordance with Clause 3.4 below.

3.3                              The parties shall comply with the requirements set out in Schedule 6. The Initial Consideration shall be adjusted as follows:

(a)                                there shall be added an amount if any, converted at the Exchange Rate, by which the Net Working Capital Amount exceeds (or is less negative than) the Target Net Working Capital Amount, subject to a maximum adjustment of RMB 10,000,000;

(b)                                there shall be deducted an amount, if any, converted at the Exchange Rate, by which the Target Net Working Capital Amount exceeds (or is less negative than) the Net Working Capital Amount;

(c)                                 there shall be deducted an amount, if any, converted at the Exchange Rate, by which the Estimated Net Cash Amount exceeds the Net Cash Amount;

(d)                                there shall be deducted an amount, if any, converted at the Exchange Rate, by which the Income Tax Payable Amount exceeds the Estimated Income Tax Payable; and

(e)                                 there shall be added an amount if any, converted at the Exchange Rate, by which the Estimated Income Tax Payable exceeds the Income Tax Payable Amount;

3.4                              Within five Business Days, starting on the day after the Completion Accounts become binding in accordance with the provisions of Schedule 6, the following payments shall be made:

(a)                                if the Final Consideration exceeds the Initial Consideration then the Purchaser shall pay to the Vendors an amount equal to such excess; and

(b)                                if the Initial Consideration exceeds the Final Consideration then the Vendors shall pay to the Purchaser an amount equal to such excess.

3.5                              Any payments required to be made under Clause 3.4 shall, for the avoidance of doubt, be treated as adjusting the Initial Consideration, thus resulting in the Final Consideration.  The Final Consideration shall, subject to any further adjustment pursuant to Clause 24.2, be adopted for all Tax reporting purposes.

3.6                              Each Vendor irrevocably authorises the Purchaser to pay all sums due to them under this Agreement to the Vendor Representative on their behalf in accordance with Clause 24 and payment by the Purchaser of a particular sum to the Vendor Representative’s Bank Account shall be deemed to have satisfied the payment obligation of the Purchaser to the Vendors in respect of that sum.

3.7                              The Final Consideration will be allocated as between the Vendors in accordance with the terms of a separate agreement between the Vendors to be entered into on the same date as this Agreement.  The Purchaser shall not be concerned with, or have any liability whatsoever with respect to, the apportionment of the Final Consideration among the Vendors or for any failure by the Vendor Representative or any other person to apportion and/or make payment of such sum among the Vendors.

3.8                              It is agreed that, if Completion occurs, the Deposit Escrow Amount shall be returned to the Purchaser, and Purchaser and the Vendor Representative shall on the Completion Date enter into joint written instructions directing the Deposit Escrow Agents to release the Deposit Escrow Amount to the Purchaser (conditional only upon the occurrence of Completion).

4.                                     CONDITION

4.1                              The obligations of the Purchaser and the Vendors to consummate the Transaction shall be conditional upon all consents, authorizations and approvals from the Antitrust Bureau of Ministry of Commerce of the PRC, in relation to the Transaction, having been obtained and such consents, approvals and authorizations remaining in full force and effect, by the date and time provided in Clause 4.2 (the “Condition”).

4.2                              The Purchaser shall use its best efforts, at its own cost, to procure that the Condition is satisfied as soon as practicable and in any event no later than:

(a)                                5.00 pm on the Longstop Date; or

(b)                                such later time and date as may be agreed in writing by the Vendor Representative and the Purchaser,

and shall not, and shall procure that none of its Representatives shall, take any action that could reasonably be expected to adversely affect the satisfaction of the Condition.

4.3                              The Purchaser shall, and shall procure that its Representatives shall take all actions necessary to comply with its obligations under Clause 4.2 including:

(a)                                subject to the cooperation of the Vendors as set forth under Clause 4.4, submitting the PRC antitrust clearance application to MOFCOM within 15 Business Days of the date of this Agreement;

(b)                                making all supplementary submissions and notifications and obtaining all consents, approvals, clearances, waivers or actions of MOFCOM in order to satisfy the

Condition as soon as possible after the date of this Agreement and in accordance with any relevant time limit;

(c)                                 promptly notifying the Vendor Representative of any communication (whether written or oral) from MOFCOM, keeping the Vendor Representative regularly and reasonably informed of the progress of any notification or filing (including providing to the Vendor Representative (i) copies of the relevant applications, filings and communications to, or received from MOFCOM promptly after making or receiving the same, with the confidential information of the Purchaser being redacted and (ii) timely written updates of the status and any material developments of all such applications and filings) and providing such assistance as may reasonably be required in relation thereto;

(d)                                responding to any request for information from MOFCOM promptly and in any event in accordance with any relevant time limit set by the MOFCOM; and

(e)                                 providing the Vendor Representative with a reasonable opportunity to comment on the applications and filings prior to their submission and all material communications (whether made orally or in writing) with MOFCOM, and if requested by the Vendor Representative, subject to MOFCOM’s consent, allowing the Vendor Representative or its nominee and/or the Company to participate in telephone calls and meetings with MOFCOM.

4.4                              The Vendors shall cooperate with the Purchaser, and shall procure that the Company provides in a timely manner (taking into account the Purchaser’s obligations under Clause 4.3(a)) information relating to the Group, as required according to MOFCOM’s Guidelines on Documentation of Concentration of Operators Notification (promulgated on January 5, 2009 by MOFCOM), throughout the antitrust review process  in order to prepare for the Chinese antitrust filing and facilitate satisfaction of the Condition, provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of any Group Company.

4.5                              If at any time the Purchaser or the Vendor Representative becomes aware of any event, circumstance or condition that would be reasonably likely to prevent a Condition being satisfied it shall forthwith inform the other party.

4.6                              Each party shall notify the others promptly upon it becoming aware that the Condition has been satisfied.

4.7                              If the Condition is not satisfied by the date and time referred to in Clause 4.2, this Agreement shall automatically terminate with immediate effect except for the Surviving Provisions and any rights or liabilities that have accrued prior to that time, including the Purchaser’s obligations pursuant to Clause 7, if applicable.

5.                                     PRE-COMPLETION OBLIGATIONS

5.1                              During the period from the date of this Agreement to Completion the Vendors shall perform their obligations as set out in Schedule 2.

5.2                              The Vendors undertake to notify the Purchaser as soon as reasonably practicable upon becoming aware of any fact, matter or circumstance which constitutes a material breach of the undertakings contained in Schedule 2.

5.3                              During the period from the date of this Agreement to Completion, the Vendors shall procure that the Group Companies (i) prepare and file all Tax returns and filings as are required to be filed, and (ii) pay all Taxes which fall due to be paid, in each case during such period pursuant to applicable Law on a timely basis (taking into account applicable extensions) with or to the relevant Tax Authority.  All such Tax returns and filings shall be prepared in compliance with applicable Law and shall be true, correct and complete in all material respects.

5.4                              During the period from the date of this Agreement to Completion, none of the Vendors shall cause the Group Companies to, nor shall they permit any of their respective Representatives to, directly or indirectly solicit, initiate or encourage any offers from, discuss or negotiate with, or approve or authorize any transaction with any party that would involve: (a) any acquisition, purchase,  or issuance of any Shares or other equity interest of any Group Company.

5.5                              The Purchaser agrees that, and the Vendors will procure that, the relevant Group Companies shall settle in full the Employee Retention Bonuses (including applicable employment Taxes) upon Completion.

5.6                              The Vendors undertake to procure the Option Cancellation occurs prior to, but conditional upon, Completion.

5.7                              Without prejudice to Clauses 14.4 and 14.5, the Vendors undertake to use best efforts to ensure that all dividends declared by any Group Company in relation to periods prior to Completion are paid at or prior to Completion, such that there are no Unpaid Dividends.

6.                                     COMPLETION

6.1                              Completion shall take place at the offices of the Vendors’ Solicitors (or at any other place as agreed in writing by the Vendor Representative and the Purchaser) on:

(a)                                the seventh Business Day after the date (not being later than the Longstop Date) on which the Condition is satisfied; or

(b)                                any other date agreed in writing by the Vendor Representative and the Purchaser.

(the “Completion Date”).

6.2                              At Completion:

(a)                                the Vendors shall do or procure the carrying out of all those things listed in paragraph 1.1 of Schedule 3;

(b)                                the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 3; and

(c)                                 the Vendors shall use reasonable best endeavours to do or procure the carrying out of all those things listed in paragraph 1.2 of Schedule 3, and to the extent those things are not carried out at Completion, shall use reasonable best endeavours to do or procure their carrying out promptly after Completion.

All documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place.

6.3                              None of the Vendors or the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless;

(a)                                each party complies with all its obligations under this Clauses 6.2(a) and 6.2(b) and paragraphs 1.1 and 2 of Schedule 3; and

(b)                                the sale and purchase of all of the Shares is completed simultaneously.

6.4                              If Completion does not take place on the Completion Date because the Purchaser on the one hand or any of the Vendors on the other hand (the “Breaching Party”) fails to comply with any of its applicable obligations under Clauses 6.2(a) and 6.2(b) and paragraphs 1.1 and 2 of Schedule 3 (whether such failure amounts to a repudiatory breach or not), the Vendors (in the case the Purchaser is the Breaching Party) or the Purchaser (in the case any Vendor is the Breaching Party) (the “Non-Breaching Party”), may by notice to the Breaching Party:

(a)                                require the parties to proceed to Completion to the extent reasonably practicable (without limiting the Non-Breaching Party’s rights under this Agreement);

(b)                                postpone Completion to such date as the Non-Breaching Party may specify (being a date not later than ten Business Days after the Longstop Date); or

(c)                                 terminate this Agreement.

6.5                              If the Non-Breaching Party postpones Completion to another date in accordance with Clause 6.4(b), the provisions of this Agreement apply as if that other date is the Completion Date.

6.6                              If the Non-Breaching Party terminates this Agreement pursuant to Clause 6.4(c), each party’s further rights and obligations shall, subject to the Surviving Provisions, cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination including the obligations of the Purchaser under Clause 7, if applicable.

6.7                              The Purchaser shall pay to the Company an amount equal to RMB50,000,000 within 5 Business Days after Completion, to be paid onwards by the Company as soon as practicable following Completion by way of bonus to employees of the Company (excluding Mr. Wu Hai), with the allocation and exact timing of such payments to be determined by the board of directors of the Company following Completion.

7.                                     BREAK FEE

7.1                              It is acknowledged that the Vendor Representative and its Affiliates have received the sum of RMB350,000,000 (or its US$ equivalent) from the Purchaser and/or one of its Affiliates (such amount, the “First Deposit Amount”) in accordance with the terms of the Deposit and Exclusivity Agreement.  The Purchaser undertakes, by no later than 5.00 p.m. on the third Business Day following the date of this Agreement, to deposit, or procure there is deposited, the sum of RMB350,000,000 or its equivalent in US$ (the “Second Deposit Amount”, together with the First Deposit Amount the “Deposit Escrow Amount”) into the Onshore Bank Account (as defined in the Deposit and Exclusivity Agreement) or the Offshore Bank Account (as defined in the Deposit and Exclusivity Agreement) by transfer of funds for same day value.  The Vendor Representative undertakes to transfer, within three Business Days of the later of (i) receipt of the Second Deposit Amount, and (ii) the date on which both the Onshore Deposit Escrow Account and the Offshore Deposit Escrow Account are operational and available to receive deposits, such portion of the Deposit Escrow Amount as was received into the Onshore Bank Account to the Onshore Deposit Escrow Account, and such portion of the Deposit Escrow Amount as was received into the Offshore Bank Account into the Offshore Deposit Escrow Account.

7.2                              The Deposit Escrow Amount shall be held by the Deposit Escrow Agents in accordance with the terms and conditions of the Deposit Escrow Agreements, as collateral and security for the payment of the Break Fee in accordance with this Agreement. The funds held in the Deposit Escrow Accounts shall be held and released by the Deposit Escrow Agents in accordance with the terms of this Agreement and the terms and conditions of the Deposit Escrow Agreements and the Purchaser and the Vendors shall, and the Vendors shall procure the Vendor

Representative to, give any instruction to the Deposit Escrow Agents only in accordance with Clauses 7.3 and 7.5 of this Agreement.

7.3                              In the event of a termination of this Agreement pursuant to:

(a)                                Clause 4.7, where the failure to satisfy the Condition has resulted from a breach by the Purchaser of Clause 4.2 and/or Clause 4.3 (except where such breach is as a direct result of a breach by the Vendors of Clause 4.4); or

(b)                                Clause 6.4(c) as a result of the Purchaser being a Breaching Party,

the Purchaser and the Vendor Representative shall direct each of the Deposit Escrow Agents to pay to the Vendor Representative’s Bank Account (or to such other account as the Vendor Representative may direct) an amount in cash equal to the Break Fee by transfer of funds for same day value from the Deposit Escrow Accounts.

7.4                              The Purchaser and the Vendor Representative shall direct each of the Deposit Escrow Agents to release the amounts standing to the credit of the Deposit Escrow Accounts and to return them to the Purchaser or its designated Affiliate(s):

(a)                                upon Completion occurring; or

(b)                                within two Business Days of a termination of this Agreement other than in the circumstances set out in Clause 7.3.

7.5                              The Vendors and the Purchaser agree that the amount of the Break Fee is an amount payable by way of liquidated damages to compensate the Vendors for their losses and that such amount is a genuine pre-estimate of the Vendors’ losses and is not a penalty. If the Vendors have received the Break Fee, the Break Fee shall be the sole and exclusive remedy of the Vendors for breach of this Agreement in accordance with Clause 7.3, and the Vendors shall not be entitled to have any other claim against the Purchaser for any loss or damage suffered of any kind or nature or arising from the Purchaser’s breach of this Agreement. In no event shall Purchaser be required to pay the Break Fee on more than one occasion.

8.                                     COMPLETION ESCROW

8.1                              The Vendors and the Purchaser agree that money in the Completion Escrow Account shall only be used in accordance with the provisions set out in this Clause 8 and in the Completion Escrow Agreement.  Each of the Vendors and the Purchaser shall ensure that all rights to the Completion Escrow Account remain free from any Encumbrance, set off or counterclaim except as referred to in this Clause 8.

8.2                              Interest accruing from time to time on the balance of money standing to the credit of the Completion Escrow Account (if any) shall be added to the money standing to the credit of the Completion Escrow Account and shall form part of it for the purposes of this Clause 8.

8.3                              Upon any Escrow Claim becoming a Settled Claim in respect of which it has been finally agreed or determined that an amount is due and payable by the Vendors to the Purchaser, the Purchaser shall be entitled to be paid from the Completion Escrow Account the amount which has been finally agreed or determined to be so due and payable in satisfaction of the Vendors’ liability in respect of such Settled Claim.

8.4                              On the date that falls 9 months after the Completion Date, the money then standing to the credit of the Completion Escrow Account less the total of the then outstanding amounts claimed by the Purchaser in accordance with this Agreement in respect of any Escrow Claims (“Outstanding Amounts Claimed”), shall be released to the Vendor Representative. After that date (but without prejudice to Clause 8.3) to the extent that from time to time the money standing to the credit of the Completion Escrow Account exceeds the total of the then Outstanding Amounts Claimed, such excess shall be paid from the Completion Escrow Account to the Vendor Representative.

8.5                              All or any part of the Outstanding Amounts Claimed shall cease to form part of the Outstanding Amounts Claimed upon the earliest to occur of:

(a)                                the Escrow Claim to which the relevant part of the Outstanding Amounts Claimed relates becomes a Settled Claim;

(b)                                it being agreed between the Purchaser and the Vendor Representative that the Outstanding Amounts Claimed in respect of any Escrow Claim be reduced, in which case the amount of such reduction shall cease to form part of the Outstanding Amounts Claimed; and

(c)                                 if proceedings on any underlying Escrow Claim have not by such time been properly issued and validly served on the Vendors, on the date falling 6 months after the Vendors’ receipt of the written notice of the Escrow Claim given by the Purchaser in accordance with Schedule 5, in which case the whole amount of such Escrow Claim shall cease to form part of the Outstanding Amounts Claimed.

8.6                              If either the Vendors, on the one hand, or the Purchaser, on the other hand, is entitled to money from the Completion Escrow Account, the Vendor Representative and the Purchaser shall, within ten Business Days of the date on which the entitlement arises, jointly instruct the Escrow Agent in writing to release the money to the Vendor Representative’s Account (where the Vendors are entitled to money from the Completion Escrow Account) or the Purchaser’s Account (where the Purchaser is entitled to money from the Completion Escrow Account), as the case may be, in accordance with Clause 24.1.

9.                                     WARRANTIES OF THE VENDORS

9.1                              The Vendors severally, and in respect of themselves only, warrant to the Purchaser that, as at the date of this Agreement, the Warranties set out in paragraphs 1, 2.2 and 2.3 of Part A of Schedule 4 are true and accurate in all respects.

9.2                              The Vendors jointly warrant to the Purchaser that, as at the date of this Agreement, the Warranties set out in Part A of Schedule 4 (other than the Warranties set out in paragraphs 1, 2.2 and 2.3 of Schedule 4) are true and accurate in all respects.

9.3                              The Vendors jointly warrant to the Purchaser that, as at the date of this Agreement, the Warranties set out in Part B of Schedule 4 are, so far as the Vendors are aware, true and accurate in all respects.

9.4                              The only Warranties given in respect of Tax are those contained in paragraph 8 of Part B of Schedule 4 and none of the other Warranties shall be deemed to be given in relation to Tax.  The only Warranties given in respect of the Properties or real estate matters are those contained in paragraph 14 of Part B of Schedule 4 and none of the other Warranties shall be deemed to be given in relation to the Properties or real estate matters.

9.5                              Each Vendor shall jointly indemnify and hold harmless the Purchaser against any Losses incurred by the Purchaser or the Company resulting directly from the Property Nanjing Xuan Wu Men Hotel (玄武门) — located at 7425 Factory, 224 Zhong Yang Road, Nanjing (南京市中央路224号7425厂内) being appropriated (or the underlying lease agreement being terminated prior to the expiry of its stated term) by a military branch, unit or entity of PRC where such appropriation or early termination has a material adverse effect on the business of any Group Company.

9.6                              Notwithstanding any other provision of this Agreement, the Vendors’ liability for Claims shall be limited or excluded, as the case may be, as set out in Schedule 5.

9.7                              The Purchaser acknowledges and agrees that, except for the Warranties, the Vendors give no warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, statements of intent or statements of opinion) provided to the Purchaser or any of its Representatives by or on behalf of the Vendors, any Group Company or any of their respective Representatives (howsoever provided).

10.                              THE PURCHASER’S REMEDIES

10.1                       Subject to Clauses 4.1, 4.7 and 6.4(c), notwithstanding that the Purchaser becomes aware at any time before or after Completion (whether or not by reason of any matter Disclosed or deemed Disclosed pursuant to this Agreement):

(a)                                of a fact or circumstance which gives rise to or which would or might give rise to a Claim;

(b)                                that there has been a breach of any other provision of this Agreement; or

(c)                                 (without prejudice to Clause 19) that there may be a claim against the Vendors under any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment given by or on behalf of the Vendors in connection with this Agreement, the Purchaser shall not be entitled to terminate or rescind this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages in respect of such matter (in accordance with, and subject to, the terms of this Agreement) and, accordingly, the Purchaser waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise).

11.                              WARRANTIES AND UNDERTAKINGS OF THE PURCHASER

11.1                       The Purchaser warrants to the Vendors as at the date of this Agreement that:

(a)                                the Purchaser is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(b)                                the Purchaser has taken all necessary action and has all requisite power and authority to execute and deliver this Agreement, and each document to be executed at or before Completion to which it is expressed to be a party (the “Purchaser’s Completion Documents”);

(c)                                 the Purchaser’s obligations under this Agreement and the Purchaser’s Completion Documents are, or when the relevant Purchaser’s Completion Document is executed will be, valid and legally binding upon the Purchaser; and

(d)                                the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the Purchaser’s Completion Documents will not:

(i)                                    conflict with or result in a breach of the constitutional documents of the Purchaser;

(ii)                                 result in a breach of, or constitute a default under, any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)                              result in a breach of any Law, order or judgment of any court or Authority that applies to or binds the Purchaser or any of its property,

in each case, where such breach or default (as the case may be) would or would be reasonably likely to have an adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the Purchaser’s Completion Documents; and

(e)                                 except for the consents, approvals and authorizations from the Antitrust Bureau of MOFCOM provided in Clause 4.1, so far as the Purchaser is aware, and with respect to the Purchaser and any Purchaser’s Group Undertaking, the execution and delivery of, and the performance by the Purchaser of its obligations under, the Transaction Documents to which it is a party requires no action by or in respect of, filing with, or authorization, approval or consent of, any Authority or any consent or waiver by any third party

11.2                       The Purchaser undertakes to the Vendors, that (in the absence of fraud of the relevant Vendor Related Individual), the Purchaser:

(a)                                has no rights against; and

(b)                                may not make any claim against,

any employee, director, agent, officer or adviser of a Vendor or any Vendor’s Group Undertaking (“Vendor Related Individual”) on whom it may have relied before agreeing to any term of, or entering into, the Transaction Documents or any other agreement or document referred to herein.

11.3                       From the date of this Agreement to the Completion Date, the Vendors shall use their respective reasonable endeavours to cooperate with, and shall procure that the Group Companies and their respective management, employees and advisers provide reasonable cooperation to, the Purchaser in order to prepare and facilitate, to the extent permitted by applicable law, the funding under any debt financing being contemplated by the Purchaser in connection with the Transaction (the “Purchaser Financing”) to the extent available and sought by the Purchaser, provided that nothing in this Clause 11.3 shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Group Companies or require the disclosure of commercially sensitive information; and provided, further, that none of the Vendors or any Group Company, shall:

(a)                                be required to pay any commitment or other similar fee;

(b)                                have any liability or obligation under any loan agreement and related documents, unless and until, in the case of a Group Company, Completion occurs;

(c)                                 incur any other liability in connection with any Purchaser Financing, or

(d)                                be required to take any action that will:

(i)                                    conflict with or violate the organisational documents of any Group Company, a Vendor or any Laws; or

(ii)                                 result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which a Group Company or a Vendor is a party.

11.4                       The Purchaser shall:

(a)                                promptly upon request by the Vendor Representative, reimburse the Group Companies and the Vendors for all reasonable out-of-pocket costs incurred by any such person in connection with their respective cooperation pursuant to Clause 11.3; and

(b)                                indemnify and hold harmless the Vendors and the Group Companies from and against any and all losses or liabilities suffered or incurred by them in connection with the arrangement of any Purchaser Financing and any information utilised in connection with such Purchaser Financing (other than information provided by a Vendor, the Vendor Representative or any Group Company).

11.5                       The Purchaser acknowledges and agrees that obtaining any Purchaser Financing is not a condition to Completion. For the avoidance of doubt, if the Purchaser Financing has not been obtained, the Purchaser shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms, to complete the purchase of the Shares and the other transactions contemplated by this Agreement on the terms contemplated by this Agreement.

12.                              VENDOR MATTERS

12.1                       Each Vendor hereby irrevocably appoints Crystal Lodging Holdings Limited to act as the Vendors’ representative (the “Vendor Representative”) and to represent each Vendor for the purposes contemplated by this Agreement.

12.2                       Notices given by the Purchaser to the Vendor Representative in accordance with this Agreement shall be a valid notice to the Vendors. All instructions, consents and approvals received by the Purchaser from the Vendor Representative in accordance with this Agreement shall be deemed a valid instruction, consent or approval (as the case may be) from the Vendors.

13.                              PRC ANNOUNCEMENT 7 TAX

13.1                       The Vendor Representative shall, on behalf of each Corporate Vendor on a composite basis, report, or shall cause to be reported the Transaction with the competent PRC Taxation Authority pursuant to Announcement 7 (the “Announcement 7 Filings”) within thirty (30) days following the date of this Agreement and prior to the Completion Date. Upon written request from the Vendor Representative, the Purchaser shall provide all necessary information of the Purchaser to the Vendor Representative in a timely manner in order that the Vendor Representative is able to fulfil its Tax filing and reporting obligations under this Clause 13.1.

13.2                       The Vendor Representative shall, as soon as reasonably practicable following the submission of Announcement 7 Filings to a Tax Authority, provide a copy of such Announcement 7 Filing to the Purchaser, together with a copy of (a) all material documents that it submitted to the relevant tax authority under Announcement 7 Filings in connection with the Transaction; (b) the acknowledgement receipts regarding the Announcement 7 Filings issued by the competent and appropriate PRC Tax Authority or the original signature of the PRC Tax Authority on the duplicate of the Announcement 7 Filings submitted; and (c) the written assessment notices issued by the relevant Tax Authority (if any).

13.3                       To the extent the competent PRC Taxation Authority requires a Corporate Vendor to pay any Taxes pursuant to Announcement 7 in connection with the Transaction through the issuance of a payment or assessment notice, the Vendor Representative shall, subject to Clause 13.4, pay and settle the Taxes required to be paid under such notice on behalf of each Corporate Vendor.

13.4                       The Vendor Representative shall withhold from distribution to the Corporate Vendors an amount equal to 10% of the Initial Consideration payable to each such Corporate Vendor under this Agreement (for each Corporate Vendor, its “Respective Tax Withholding Amount”).  The Vendor Representative’s obligation to settle Taxes pursuant to Clause 13.3 shall in respect of each Corporate Vendor be limited to its Respective Tax Withholding Amount.

13.5                       The obligations of the Vendor Representative under the preceding provisions of this Clause 13 shall not apply in respect of the Announcement 7 Filing for any Corporate Vendor if the Vendor Representative fails to pay and settle the Taxes pursuant to Announcement 7 on behalf of such Corporate Vendor due to any reason out of the Vendor Representative’s control.  In such circumstances, any amount withheld from such Corporate Vendor under Clause 13.4 shall be returned to the Corporate Vendor in a timely manner and such Corporate Vendor shall be obliged to make its own Announcement 7 Filing and settle its own Taxes under Announcement 7 directly.

13.6                       Each of the Vendors other than the Corporate Vendors severally undertakes to the Purchaser and to the other Vendors to be responsible for any Tax liability it may incur arising from its participation in the Transaction, whether arising prior to, or after, Completion.

14.                              POST-COMPLETION UNDERTAKINGS

14.1                       From the Completion Date until the date that is two years after the Completion Date, neither any Vendor nor any of their respective Affiliates shall, either directly or indirectly, solicit for employment or engagement as a consultant, any director or officer who is at that time, and was at the Completion Date, employed by a Group Company (provided that the foregoing shall not prohibit (i) general solicitations or advertisements of employment (or hiring as a result thereof) by any Vendor or any of their respective Affiliates not specifically directed at such persons, (ii) hiring any such person who contacts any Vendor or any of their respective Affiliates on his or her own initiative without any direct or indirect solicitation from any Vendor or any of their respective Affiliates or (iii) whose employment with a Group Company has ceased).

14.2                       Following Completion, each Vendor who (a) is a Circular 37 Security Holder and (b) has failed to comply with the filing and reporting obligations under Circular 37 severally undertakes to use its best efforts, and the Purchaser shall procure the Company to use best efforts to assist such Circular 37 Security Holder to, comply with the filing and reporting obligations under Circular 37.

14.3                       The Purchaser shall procure that each Group Company maintains in effect for six years from the Completion Date, the directors’ and officers’ liability insurance policies maintained by each Group Company as at Completion.  For six years from the Completion Date, the Purchaser and the Group Companies shall jointly and severally indemnify and hold harmless all persons serving as the officers and directors of the Group Companies prior to Completion to the same extent that such persons are indemnified by the Group Companies as at the date of this Agreement pursuant to the constitutional documents of each Group Company or any agreement in place on the date of this Agreement, for acts and omissions occurring prior to Completion.  The Purchaser shall not, and shall not permit any Group Company to, amend or repeal any provision in the constitutional documents of any Group Company or any agreement in effect as at Completion relating to the indemnification of former directors and officers.

14.4                       If any Group Company has declared any dividend or distribution prior to Completion which, as at Completion still remains to be paid due to restrictions imposed by any PRC Authority (an “Unpaid Dividend”), then the Purchaser agrees to use its best efforts, and will procure that the Company and other members of the Group use their respective best efforts (including by using best efforts to procure that any dividends or distributions which have been declared but are unpaid as at Completion by a Subsidiary, payment of which is required to enable the Company to pay the Unpaid Dividend, are promptly paid), to: resolve any issues around any such Unpaid Dividend and ensure that it is paid to the relevant Group Company, and in the case of the Company, the Vendors, as soon as reasonably practicable following Completion.

14.5                       If an Unpaid Dividend of the Company has not been paid to the Vendors by the date falling nine months from Completion, then the Purchaser shall pay to the Vendor Representative an amount in US$ equal to the amount of such Unpaid Dividend, converted at the central parity rates of RMB into US$ published by the People’s Bank of China as at the close of business on the date falling three Business Days prior to the date of such payment.

14.6                       The Relevant Vendors and the Purchaser agree, and the Purchaser agrees to procure that the Group Companies will, and each Relevant Vendor agrees to procure that its respective Receivable Party will, work in good faith to fully and finally settle all amounts owing between such parties under the Outstanding Shareholder Receivables, the Outstanding Shareholder Payables and the Unpaid Share Capital, as soon as reasonably practicable following Completion.

14.7                       With effect from Completion, the Purchaser shall procure that the Company and each relevant member of the Group (i) waives its right to claim any of the Unpaid Share Capital and/or the Shareholder Receivables from any Vendor (other than any Relevant Vendor) or any of their Affiliates, and (ii) does not seek to make any claim against any Vendor (other than any Relevant Vendor), or any of their Affiliates, in respect of the Unpaid Share Capital and/or the Outstanding Shareholder Receivables.  For the avoidance of doubt, nothing in this Clause 14.7 shall relieve any Relevant Vendor or any Receivable Party for any liability it might have for Unpaid Share Capital and/or Outstanding Shareholder Receivables.

15.                              MAINTENANCE AND ACCESS TO RECORDS

15.1                       The Purchaser shall, and shall procure that each other Purchaser’s Group Undertaking shall, maintain all Records existing as of the Completion Date for a period of seven years starting on the Completion Date.

15.2                       Subject to applicable laws and regulations, the Purchaser shall, and shall procure that each Purchaser’s Group Undertaking shall, make available to each Vendor (at such Vendor’s cost) copies of any Records as required by a Vendor or any of its Vendor’s Group Undertakings:

(a)                                to comply with any applicable law, regulation, governmental or regulatory authority or stock exchange;

(b)                                to prepare and submit filings, accounts or other returns and reports to any Authority;

(c)                                 to perform its obligations pursuant to any of the Transaction Documents; or

(d)                                to defend any Proceeding, including any claim brought against any former director of a Group Company.

16.                              CONFIDENTIALITY

16.1                       Subject to Clauses 16.2 and 17, each Vendor undertakes to the Purchaser, the Purchaser acting for itself and as agent and trustee for each Group Company, and the Purchaser undertakes to each Vendor, such Vendor acting for itself and as agent and trustee for its Vendor’s Group Undertaking, that it shall treat as confidential, and shall not disclose, and shall take all reasonable steps to ensure that no Purchaser’s Group Undertaking or Vendor’s Group

Undertaking (respectively) discloses, any information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)                                the other party including, where that other party is a Vendor, each Vendor’s Group Undertaking and where that other party is the Purchaser, each Purchaser’s Group Undertaking;

(b)                                the provisions or the subject matter of this Agreement or any other Transaction Document and any claim or potential claim under any such document;

(c)                                 the negotiations relating to this Agreement or any other Transaction Document; or

(d)                                in the case of the Vendors only, the operations of each Group Company

(together “Confidential Information”).

16.2                       Clause 16.1 does not apply to disclosure of any Confidential Information:

(a)                                which is required to be disclosed by Law, by a rule of a listing authority or stock exchange to which any party is subject or submits or by an Authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, provided that the disclosure shall, so far as is practicable, be made after consultation with the other parties and after taking into account the other parties’ reasonable requirements as to its timing, content and manner of making or despatch;

(b)                                to an adviser for the purpose of advising in connection with the transactions contemplated by this Agreement provided that such disclosure is reasonably necessary for these purposes and is on the basis that Clause 16.1 applies to the disclosure by the adviser;

(c)                                 in the case of the Purchaser, to potential financiers considering the financing or financiers financing the acquisition of the Shares (and affiliates of such financiers and the directors, officers, advisers and limited partners of such financiers and affiliates) provided that such persons are subject to a duty of confidentiality equivalent to this Clause 16;

(d)                                in the case of the Vendor Representative, to investors or potential investors in funds advised or managed by Carlyle Asia Investment Advisors Limited or its Affiliates, subject to those disclosees being subject to customary confidentiality obligations in respect of the disclosure of such Confidential Information;

(e)                                 to a director, officer or employee of a Purchaser’s Group Undertaking or of a Vendor’s Group Undertaking whose function requires him to have the relevant confidential information;

(f)                                  to a parent undertaking of a Vendor or of the Purchaser or ultimate investor in a Vendor or the Purchaser for the purposes of reporting and/or monitoring its investment;

(g)                                 in the case of a Vendor who is an employee of, or consultant to, a Group Company, in respect of Confidential Information which relates to the operations of each Group Company only, by such Vendor as is required in the normal course of his/her employment or consultancy duties or obligations; or

(h)                                to the extent that the information has been made public by (other than by reason of a breach of this Clause 16), or with the consent of, the other party.

16.3                       Nothing in Clause 16.1 shall restrict the Purchaser or any Group Company together with the Purchaser from (i) informing landlords, customers or suppliers of the fact of (but not any term of) the acquisition of the Group Companies by the Purchaser; or (ii) complying with any notification provision under contracts with landlords, customers or suppliers, in each case after Completion.

16.4                       The provisions of this Clause 16 shall survive termination of this Agreement or Completion, as the case may be, and shall continue without limit in time.

17.                              ANNOUNCEMENTS

17.1                       Subject to Clauses 17.2 and 17.3, no party may, before or after Completion, make or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement.

17.2                       The Vendor Representative (on behalf of the Vendors) or the Purchaser may, upon execution of this Agreement by the parties, make or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement, the contents of which the other party has given its prior written approval, such approval not to be unreasonably withheld or delayed.

17.3                       Clause 17.1 does not apply to a public announcement, communication or circular:

(a)                                required by Law, by a rule of a listing authority or stock exchange to which any party is subject or submits or by an Authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch; or

(b)                                which the other parties have given their prior written approval to, such approval not to be unreasonably withheld or delayed. The information in any such agreed announcement, communication or circular shall be capable of being freely disclosed by a party following its approval.

17.4                       The restrictions contained in this Clause 17 shall continue to apply after the termination of this Agreement.

18.                              GENERAL

18.1                       The parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

18.2                       The parties acknowledge and agree that, unless otherwise provided in this Agreement, damages alone may not be an adequate remedy for a breach of this Agreement and that each party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach of this Agreement by the other parties.

19.                              ENTIRE AGREEMENT

In this Clause 19, the following definition applies:

“Representation” means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).

19.1                       Subject to the provisions of Clause 19.3 and save as otherwise agreed in writing by the Purchaser and the Vendors, the Transaction Documents constitute the entire agreement between the parties. They supersede any previous agreements relating to the subject matter of the Transaction Documents, and set out the complete legal relationship of the parties arising from or connected with that subject matter.

19.2                       Accordingly, the Purchaser agrees that:

(a)                                no Vendor’s Group Undertaking or any of their respective Representatives has made any Representation that the Purchaser considers material which is not set out in the Transaction Documents;

(b)                                it has not entered into the Transaction Documents in reliance on any Representation except those set out in the Transaction Documents, and will not contend to the contrary;

(c)                                 no Vendor’s Group Undertaking (except the Vendors) or any of their respective Representatives has any liability to the Purchaser for any Representation;

(d)                                the Vendors have no liability of any kind to the Purchaser for any Representation except in respect of those set out in the Transaction Documents; and

(e)                                 its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transaction Documents.

19.3                       This Agreement shall only supersede the Confidentiality Agreement with effect from Completion. In the event of any inconsistency between this Agreement and the Confidentiality Agreement prior to Completion, this Agreement shall prevail.

19.4                       Nothing in this Clause 19 shall have the effect of limiting any liability arising from fraud.

20.                              POST-COMPLETION EFFECT OF AGREEMENT

Notwithstanding Completion each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

21.                              WAIVER AND VARIATION

21.1                       A failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or, save as referred to in Clauses 10 and 19, any other right or remedy.

21.2                       A party that waives a right or remedy provided under this Agreement or by Law in relation to another party does not affect its rights in relation to any other party.

21.3                       A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

21.4        No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement.  Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

22.          INVALIDITY

22.1        If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

(a)           the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)           the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Agreement.

23.          ASSIGNMENT

23.1        The Purchaser shall not assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part save that the Purchaser may assign its rights under this Agreement by way of security to the bank(s) providing the debt financing for the acquisition of the Shares.

24.          PAYMENTS, SET OFF AND DEFAULT INTEREST

24.1        Any payment to be made pursuant to this Agreement by the Purchaser to the Vendors shall be made to the Vendor Representative’s Bank Account and any payment to be made pursuant to this Agreement by the Vendors to the Purchaser shall be made to the Purchaser’s Bank Account, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payor of its obligation to make such payment.

24.2        Where any payment is made in satisfaction of a liability arising under this Agreement it shall be an adjustment to the Final Consideration to the extent of the payment.

24.3        All payments made by the Purchaser under this Agreement, or any of the other Transaction Documents, shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law.  If any deductions or withholdings are required by Law to be made from any such payments, the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

24.4        Where the Vendors or the Purchaser default in the payment when due of any damages or other sum payable by virtue of this Agreement or any other Transaction Documents the liability of the Vendors or the Purchaser (as the case may be) shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 5% per annum above the base lending rate of HSBC from time to time in effect during such period. Such interest shall accrue from day to day and be compounded quarterly and shall be payable without prejudice to any other remedy available to the Vendors or the Purchaser (as the case may be) in respect of such default.

25.          NOTICES

25.1        Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 25.2 and served:

(a)           by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;

(b)           by courier by an internationally recognised courier company (e.g. FedEx, DHL), in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier; or

(c)           by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of sub-clause (c) above any notice despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours.

25.2        Any notice to be given to or by all of the Vendors under this Agreement shall be deemed to have been properly given if it is given to or by the Vendor Representative. Notices under this Agreement shall be sent for the attention of the person and to the address, fax number or e-mail address, subject to Clause 25.3, as set out below:

For the Vendors:

Name:                                                    Crystal Lodging Holdings Limited

For the attention of:

Address:

E-mail address:

with a copy to:

Name:                                                    Latham & Watkins

For the attention of:

Address:

Fax number:

E-mail address:

For the Purchaser:

Name:                                                    China Lodging Holdings (HK) Limited

For the attention of:

Address:

E-mail address:

with a copy to:

Name:

For the attention of:

Address:

Fax number:

E-mail address:

25.3        Any party to this Agreement may notify the other party of any change to its address or other details specified in Clause 25.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

26.          COSTS

26.1        Except as otherwise provided in this Agreement, each party shall bear its own costs (including all fees to be paid to its counsel, financial advisors, auditors and other authorized representatives) arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.

26.2        It is agreed that the costs and expenses of the Deposit Escrow Agents and the Completion Escrow Agent in connection with their engagement pursuant to the Transaction shall be borne 50% by the Vendors (to be invoiced to the Vendor Representative) and 50% by the Purchaser.

27.          RIGHTS OF THIRD PARTIES

27.1        A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623) to enforce any of its terms.

27.2        Each party represents to the other that any rights they each may have to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

28.          COUNTERPARTS

This Agreement may be executed in any number of counterparts.  Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

29.          FURTHER ASSURANCE

Subject to the terms and conditions of this Agreement, each party will use such party’s commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the Transaction.  Each party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the Transaction.

30.          RELEASE OF CLAIMS

Effective as of and conditional upon Completion, to the fullest extent permitted by applicable Laws, each of the Vendors, in each case on behalf of itself and each of its Affiliates

(collectively, the “Releasing Parties”) hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges the Company and each Group Company, and each of its and their respective present and former officers, directors and employees (collectively, the “Released Parties”), of any claim in respect of any misrepresentation, inaccuracy or omission in or from information supplied or provided by any Released Party to any Releasing Party in connection with this Agreement (including the Vendors’ Warranties), the Disclosure Letter and other Transaction Documents.  Nothing in this Clause 30 shall operate to release any Released Party from liability in respect of that Released Party’s fraud or wilful misconduct.

31.          GOVERNING LAW AND JURISDICTION

31.1        This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Hong Kong.

31.2        Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including: (1) any issue regarding contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity, breach or termination of this Agreement) shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this clause.

31.3        The arbitration tribunal (“Tribunal”) shall consist of three arbitrators to be appointed in accordance with the Rules.

31.4        The seat of the arbitration shall be Hong Kong.

31.5        The language of the arbitration proceedings shall be English.

31.6        Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out any award without delay.

SCHEDULE 1

THE COMPANY, SUBSIDIARIES AND GROUP STRUCTURE CHART

SCHEDULE 2

PRE-COMPLETION OBLIGATIONS

1.            VENDORS’ OBLIGATIONS

1.1          Except as otherwise expressly stated in this Agreement or with the prior written consent of the Purchaser or as required by the terms of any Transaction Document, the Vendors shall from the date of this Agreement until Completion and to the extent permitted by law procure:

(a)           that each Group Company:

(i)            carries on its business in the ordinary course consistent with past practice, including without limitation complying in a manner consistent with past practice with the leases for the hotels operated by the Group, and complying in a manner consistent with past practice with the Manachised Contracts; and

(ii)           maintains capital expenditure related payables at a level consistent with past practice (with reference to the level of the Group’s revenues and assets at a given time); and

(b)           that none of the Group Companies:

(i)            creates, allots, issues, redeems or repurchases any share capital or any options, warrants, calls or other rights to purchase, convert or otherwise acquire share capital of any Group Company except to another Group Company;

(ii)           reclassifies, combines, splits, subdivides or amends the terms of any of the capital stock or other equity interests or issues or authorizes the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock or other equity interests of any Group Company;

(iii)          acquires (including by merger, consolidation or acquisition of stock or assets) or sells, assigns, licenses, pledges, leases, transfers, conveys or otherwise disposes of, or agree to acquire or dispose of:

(A)          any securities, business or undertakings; or

(B)          any assets or property with a value in excess of RMB10,000,000 (or its equivalent at the time);

(iv)          transfers, assigns, licenses, conveys, leases or otherwise disposes of any Intellectual Property Rights (except as required under the Manachised Contracts);

(v)           makes or agrees to make, capital expenditure incurred in connection with Property improvements, investments in furniture, fixtures and equipment and technology and information and operational software exceeding RMB150,000 (or its equivalent at the time) on a per hotel room basis for each Orange Select Hotel （桔子精选酒店）or exceeding RMB200,000 (or its equivalent at the time) on a per hotel room basis for each Crystal Orange Hotel（桔子水晶酒店）;

(vi)          declares, makes or pays a dividend or other distribution (whether in cash, stock or in kind) or makes any reduction of its paid-up share capital; provided that the Group Companies may declare, make or pay one or more cash dividends to reduce the Net Cash Amount;

(vii)         creates, incurs, or agrees to create or incur, any material borrowing or indebtedness in the nature of borrowing;

(viii)        pays, loans or advances (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sells, transfers or leases any of its assets to, or enters into any other transactions with, any of its Affiliates (excluding other Group Companies), or makes any loan to, or enters into any other transaction with, any of its directors or officers (or equivalent persons, as applicable), in each case outside the ordinary course of business;

(ix)          makes any loans, advances or capital contributions to, or investments in, any other person (other than another Group Company) with a value in excess of RMB5,000,000;

(x)           creates any Encumbrance over its shares, assets, properties, interests, businesses or undertakings (other than, in the case of assets, properties and interests, Encumbrances which arise by operation of Law);

(xi)          makes any alteration to its constitutional documents;

(xii)         enters into, amends, or terminates any Material Contracts, other than the entry into of Material Contracts in the ordinary course of business consistent with past practice;

(xiii)        (aa) grants any severance, retention or termination pay to, or enters into or amends any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former directors, officers or employees which is outside the ordinary course of business consistent with past practice and involves a payment to such individual in excess of RMB1,000,000, (bb) increases the compensation or benefits provided to any current or former directors, officers or employees other than ordinary course salary increases consistent with past practice, (cc) grants any equity or equity-based awards to, or discretionarily accelerates the vesting or payment of any such awards held by, any current or former directors, officers or employees, (dd) terminates (other than for cause) or makes any material amendments to the terms of employment of any Senior Employee (other than amendments in the ordinary course pursuant to annual remuneration or performance reviews), (ee) employs or makes any offer to employ any new persons on a base salary greater than RMB1,000,000 per annum, or (ff) transfers the employment of any directors, officers or employees from any Group Company to the Vendors or any of their respective Affiliates (other than the Group Companies) or from the Vendors or any of their respective Affiliates (other than the Group Companies) to any Group Company;

(xiv)       adopts a plan or agreement of, or resolutions providing for authorizing, or effects, a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company;

(xv)        changes the Company’s methods of accounting (other than any change to comply with changes to applicable generally accepted accounting principles);

(xvi)       (aa) cancels or terminates any insurance policy of the Group without replacing with an equivalent policy providing the same or enhanced cover or (bb) modifies any insurance policy to the extent which would materially adversely affect the insurance cover that a Group Company would otherwise have;

(xvii)      institutes or settles any legal proceedings which would or is likely to result in a payment by or to a Group Company in excess of RMB1,000,000 (except in respect of debt collection in the ordinary and usual course of business);

(xviii)     makes or changes any material Tax election, changes any annual Tax accounting period, adopts or changes any method of Tax accounting, materially amends any Tax returns or file claims for material Tax refunds, settles any material Tax claim, audit or assessment, or surrenders any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xix)       terminate, amend or alter any leases for the hotels operated by the Group; or

(xx)        agree, resolve or commit to do any of the foregoing.

1.2          From the date hereof until Completion, the Vendors will, to the extent necessary to facilitate the integration of the Group Companies with the Purchaser Group’s Undertakings following Completion or to assist with the implementation of any Purchaser Financing: (i) give, and will cause each Group Company to give, the Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Group Companies during working hours and on reasonable advance notice, and (ii) furnish, and will cause each Group Company to furnish, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to any Group Company as such persons may reasonably request. Any exercise of rights pursuant to this paragraph 1.2 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Vendors or any Group Company.

1.3          Paragraph 1.1 shall not operate so as to restrict or prevent:

(a)           any action or matter undertaken pursuant to the Option Cancellation and the payment of Employee Retention Bonuses;

(b)           any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation;

(c)           the completion or performance of any obligations undertaken (i) pursuant to any contract or arrangement entered into by any Group Company prior to the date of this Agreement, or (ii) in order to comply with Laws or applicable regulation; or

(d)           the completion or performance of any actions required or undertaken in connection with the Transaction.

SCHEDULE 3

COMPLETION OBLIGATIONS

1.            VENDORS’ OBLIGATIONS

1.1          At Completion:

(a)           each of the Vendors shall deliver to the Purchaser or procure the delivery to the Purchaser of:

(i)            a transfer of all of its Shares into the name of the Purchaser, duly executed by the registered holder(s) thereof;

(ii)           original share certificates in respect of all of its Shares, or an indemnity for any lost share certificates;

(iii)          a counterpart of the Completion Escrow Agreement, duly executed by the Vendor Representative;

(iv)          (where such Vendor is a body corporate) a copy of a board resolution of such Vendor approving the Transaction and the execution by such Vendor of the Transaction Documents and any other Transaction Document to which such Vendor is party; and

(v)           where a Vendor has executed any Transaction under power of attorney, a copy of the duly executed version of such power of attorney.

(b)           the Vendors shall deliver to the Purchaser or procure the delivery to the Purchaser (except to the extent covered in paragraph 1.2 below) of:

(i)            a Resignation Letter duly executed by each of the Resigning Officers in respect of the relevant Group Companies;

(ii)           a copy of the resolution as are referred to in paragraph (c), duly certified to be a true copy by a director of the Company;

(iii)          a copy of the Company’s register of members, updated to reflect the consummation of the Transaction and certified as a true copy by the registered agent of the Company; and

(iv)          a copy of the Company’s register of directors, certified as a true copy by the registered agent of the Company and updated to reflect that the persons nominated by the Purchaser have been appointed as directors to the Board of the Company and that the relevant Resigning Officers have resigned and are no longer directors of the Company, provided that the Purchaser has provided all information required by the registered agent of the Company no less than three Business Days in advance of Completion.

(c)           the Vendors shall procure that a board resolution of the Company is passed to approve the following matters:

(i)            the transfers of the Shares and registration, in the register of members, of the Purchaser as the holder of the Shares and issuance of share certificates in the name of the Purchaser;

(ii)           the appointment of the persons nominated by the Purchaser as directors, secretary and/or auditors of the Company with effect from the Completion Date;

(iii)          resignation of the Resigning Officers; and

(iv)          update of the register of directors and officers of the Company to reflect the appointments and resignations referred to, respectively, in paragraphs 1.1(c)(ii) and 1.1(c)(iii) of this Schedule.

1.2          At Completion, the Vendors shall use its reasonable best endeavours to procure there are delivered to the Purchaser or where delivery is not reasonably practicable, made available for the Purchaser to take possession of at the Group’s premises, with respect to Beijing Crystal Orange Hotel Management Consulting Company Limited, Orange Hotel Management (China) Company Limited, Mandarin Hotel Technology Co. Ltd, Hefei Jucheng Hotel Management Consulting Company Limited, Beijing Crystal Orange Hotel Management Company Limited, Shanghai Orange Nest Apartment Company Limited, Beijing Orange Times Hotel Management Company Limited and Beijing 7 Days Holiday Hotel Holdings Limited (each an “Onshore Entity” and “Onshore Entities”):

(a)           the original copies of the business license of each Onshore Entity;

(b)           the corporate seals, financial seals, legal representative seals and contract seals (if applicable) of each Onshore Entity; and

(c)           the executed SAIC application forms for the change of legal representatives, directors and supervisors of each Onshore Entity (provided that the Purchaser has provided the required information and documents of its nominated persons for the preparation of such forms at least five Business Days prior to Completion).

2.            PURCHASER’S OBLIGATIONS

2.1          At Completion the Purchaser shall:

(a)           pay the Initial Consideration less the Completion Escrow Amount as provided in Clause 3.2(a) in accordance with Clause 24;

(b)           pay the Completion Escrow Amount as provided in Clause 3.2(b) in accordance with Clause 24; and

(c)           deliver to the Vendors:

(i)            a copy of the notice issued by the Antitrust Bureau of MOFCOM approving the Transaction certified as a true copy by a director or officer of the Purchaser;

(ii)           a counterpart of the Completion Escrow Agreement, duly executed by the Purchaser;

(iii)          where the Purchaser has executed any Transaction under power of attorney, a copy of the duly executed version of such power of attorney; and

(iv)          a copy of a board resolution of the Purchaser approving the Transaction and the execution by the Purchaser of the Transaction Documents and any other documents referred to in this Agreement.

SCHEDULE 4

WARRANTIES OF THE VENDORS

PART A

1.                                     CAPACITY AND AUTHORITY

1.1                              It:

(a)                                (other than in respect of any Party that is a natural person) is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

(b)                                has taken all necessary action and has all requisite power and authority to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them;

(c)                                 is not insolvent nor has it been declared insolvent, and no action or request is pending or threatened to declare it insolvent, wind it up or to make it subject to any proceeding contemplated by any applicable insolvency law.

1.2                              This Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute valid, legal and binding obligations on it in accordance with its terms.

1.3                              The execution and delivery of, and performance by the relevant Vendor of its obligations under, the Transaction Documents to which it is a party do not and will not:

(a)                                conflict with or result in a breach of its constitutional documents;

(b)                                result in a breach of, or constitute a default under any agreement or instrument to which it is a party or by which it is bound; or

(c)                                 result in a breach of any Law, order or judgment of any court or Authority that applies to or binds it or any of its property,

in the case of clauses (b) and (c), where such breach or default (as the case may be) would or would be reasonably likely to have an adverse effect on the ability of the relevant Vendor to perform its obligations under the Transaction Documents to which it is a party.

2.                                     SHARES IN THE COMPANY

2.1                              The Shares constitute the whole of the allotted and issued share capital of the Company and, save for the amounts unpaid comprising the Unpaid Share Capital, are fully paid.

2.2                              It is the sole legal and beneficial owner of the Shares set out against its name in Schedule 8 and is entitled to transfer the full ownership of such Shares on the terms set out in this Agreement.

2.3                              There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of the Company.

2.4                              Other than this Agreement and the share options issued by the Company which are to be the subject of the Option Cancellation, no right has been granted to any person to require the Company to allot, issue, sell, transfer or convert any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5                              Immediately following Completion, there will be no outstanding options, warrants, calls or other rights to purchase, convert or otherwise acquire share capital of the Company.

3.                                     THE COMPANY AND THE SUBSIDIARIES

3.1                              The Company is validly incorporated, in existence and good standing and duly registered under the laws of its country of incorporation.

3.2                              No administrator, receiver or statutory manager has been appointed in respect of the whole or part of the assets and undertaking of the Company.

3.3                              The Company is not in liquidation and no order has been made or effective resolution passed for the liquidation or winding up of the Company.

3.4                              The Company is the sole legal and beneficial owner, directly or indirectly, of each of the Subsidiaries other than the Non-wholly Owned Subsidiary.

PART B

3.5                              Except for the consents, approvals and authorizations from the Antitrust Bureau of MOFCOM provided in Clause 4.1, so far as the Vendors are aware, as relates to the Vendors and the Company, the execution and delivery of, and the performance by the relevant Vendor of its obligations under, the Transaction Documents to which it is a party requires no action by or in respect of, filing with, or authorization, approval or consent of, any Authority or any consent or waiver by any third party.

4.                                     SUBSIDIARIES AND BRANCH OFFICES

4.1                              The Company does not have a subsidiary or branch office other than the Subsidiaries and Branch Offices.

4.2                              The Company has no interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than the Subsidiaries.

4.3                              Each Subsidiary and Branch Office is validly incorporated and established, in existence and duly registered under the laws of its country of incorporation.

4.4                              Each allotted and issued share in the share capital of each Subsidiary is legally and beneficially owned by a Group Company alone (each of which is directly or indirectly wholly owned by the Company) and is fully paid or credited as fully paid.

4.5                              No right has been granted to any person to require any Subsidiary to allot, issue, sell, transfer or convert any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of any of the Subsidiaries.

4.6                              There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the shares or unissued shares in the capital of any of the Subsidiaries.

5.                                     GROUP STRUCTURE CHART

The information set out in the Group Structure Chart is true, accurate and complete in all material respects.

6.                                     ACCOUNTS

6.1                              The Accounts:

(a)                                have been prepared in accordance with the Accounting Standards;

(b)                                show a true and fair view of the assets, liabilities and state of affairs of the Company and the Group as at the Balance Sheet Date and of the profits and losses of the Company and the Group for the financial year ended on the Balance Sheet Date; and

(c)                                 have been prepared on the same basis and in accordance with the same principles, policies, practices and procedures as were applied in preparing the accounts of the Company and its Subsidiaries for each of the three immediately preceding financial years.

6.2                              The profit and loss account and balance sheet set out on pages 5 and 7, respectively, of the EY Paper:

(a)                                have been prepared on a pro forma basis as stated in EY Paper and Project Mimosa: Vendor Due Diligence Report dated 21 November 2016, having given reasonable consideration to (i) the accounting policies used in preparing the Accounts and (ii) the Auditor’s adjustments; and

(b)                                having regard to the purpose for which they were prepared on a pro forma basis, do not materially overstate the assets and profits or materially understate the liabilities and losses of the Group Companies for the periods to which they relate.

7.                                     CHANGES SINCE THE BALANCE SHEET DATE

Since the Balance Sheet Date:

(a)                                the Group has conducted its business in the normal course consistent with past practice and as a going concern;

(b)                                there has been no material change to the Group’s business or operations; and

(c)                                 there has been no occurrence of any matter or event (or series of matters or events) which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

8.                                     TAX

8.1                              Each Group Company has paid all Tax which it has become liable to pay.

8.2                              Each Group Company has within applicable time limits made all returns, provided all information and maintained in all material respects all records in relation to Tax as it is required to make, provide or maintain and has complied in all material respects on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority.

8.3                              No Group Company is involved in any material dispute in relation to Tax with any Tax Authority.

9.                                     INSOLVENCY

9.1                              No administrator, receiver or statutory manager has been appointed in respect of the whole or part of the assets and undertaking of any Subsidiary.

9.2                              No Subsidiary is in liquidation and no order has been made or effective resolution passed for the liquidation or winding up of any Subsidiary.

10.                              LITIGATION AND COMPLIANCE WITH LAW

10.1                       No Group Company is a party to a civil, criminal, arbitration, administrative or other proceeding (including being in receipt of a written claim in respect of any of the foregoing) (“Proceeding”) (other than in relation to the collection of debts arising in the ordinary course of business of the relevant Group Company), nor is any such Proceeding pending or threatened by or against a Group Company (other than in relation to the collection of debts arising in the usual course of business), in each case, which Proceeding is expected to have, individually or in the aggregate, a Material Adverse Effect.

10.2                       No Group Company is in violation of, and has not in the last three years violated, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or governmental authority outstanding against any Group Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

10.3                       All licenses, permits, certificates, approvals or reports required by any Authority under applicable Law necessary for the operation of the business of any Group Company as carried  out at the date of this Agreement have been obtained and are in full force and effect, except for violations of such requirements that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

10.4                       No Group Company nor any of their respective officers, directors or employees has in the last three years taken, in their capacity as an officer, director or employee of a Group Company,  any action which is prohibited under the Interim Rules on the Prohibition of Commercial Bribery as issued by the State Administration of Industry and Commerce of China on November 15, 1996, the United States Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption or anti-bribery laws or regulations applicable to any Group Company.

11.                              CONTRACTS

11.1                       Each Material Contract is a legal, valid and binding agreement of the Group Company that is party thereto. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract. No Group Company has received notice in writing that any other party thereto intends to terminate a Material Contract.

11.2                       No Group Company is in material default under any Material Contract to which it is a party and, so far as the Vendors are aware, no other party to such Material Contract is in material default thereunder.

12.                              INSURANCE

The Data Room contains a list of each Group Company’s material insurance policies. Each such insurance policy is in full force and effect, and all premiums which are due under each such insurance policy have been paid. No claim which has been made in accordance with any such policy exceeding RMB 2,000,000 is outstanding under any such insurance policies.

13.                              GUARANTEES, INDEMNITIES AND OTHER LIABILITIES

13.1                       Other than those entered into in the usual course of its business, no Group Company is a party to nor is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s (which is not a Group Company’s) obligation.

13.2                       No part of the loan capital, borrowings or indebtedness in the nature of borrowings of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person which is not a Group Company.

13.3                       Other than indebtedness incurred in the ordinary course of its business, no indebtedness of any Group Company in excess of RMB3,000,000 has become or is now due and payable and no demand or other notice requiring the payment or repayment of such indebtedness before its normal or originally stated maturity has been received by such Group Company.

13.4                       No Group Company has any liabilities under any off balance sheet financing arrangements.

14.                              REAL ESTATE

14.1                       The Properties are the only land and buildings used or occupied by any Group Company in connection with the Business (other than the Manachised Hotels) and the particulars of the Properties set out in the Disclosure Letter are true and accurate in all material respects. The Group Companies have valid leasehold interests in all Properties other than defects in such interests which, individually or in the aggregate, would not result in a Material Adverse Effect.

14.2                       None of the Properties is subject to any matter which is likely to materially adversely affect a Group Company’s ability to carry on its existing business from the Property in the same manner as carried on at the date of this Agreement.  So far as the Seller is aware, none of the Manachised Hotels is subject to any matter which, individually or in the aggregate, results in a Material Adverse Effect.

14.3                       Appendix F of the Disclosure Letter sets forth a list of Manachised Contracts.

14.4                       The Properties including all structural improvements made thereto, and their continued use, occupancy and operation as currently used, occupied and operated, do not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar applicable Laws, save for any nonconforming use which, individually or in the aggregate, would not have a Material Adverse Effect.

14.5                       No Group Company has received any notice or order from any Authority or any third party adversely affecting any of the Properties in any material respect and, so far as the Vendors are aware, there are no proposals on the part of any Authority which would adversely affect any of the Properties, including those relating to compulsory purchase or highways works.

14.6                       Each Group Company has paid the rent and observed and performed, in all material respects, the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which the Properties are held and the last demands for rent (or receipts if issued) were unqualified, and no Group Company has received a written notice of termination in respect of any lease under which a Property is held.

15.                              INTELLECTUAL PROPERTY

15.1                       The Data Room contains a materially complete and accurate list of the Group’s registered Intellectual Property Rights and applications for registrations of Intellectual Property in respect of which a Group Company is the registered owner or an applicant for registration.

15.2                       All renewal fees payable before the date of this Agreement in respect of the registered Intellectual Property Rights have been paid.

15.3                       None of the Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, so far as the Vendors are aware all Intellectual Property Rights are valid and enforceable.

15.4                       The Business carried on by the Company (including its products and services and use of the company name “7 Days” carried by Beijing 7 Days Holiday Hotel Limited (北京七天假日酒店有限公司)) as at the date of this Agreement does not infringe, misappropriate or otherwise violate any third party rights in Intellectual Property in any material respect and no registered Intellectual Property of the Group has been infringed, misappropriated or otherwise violated by a third party in any material respect during the last three years. The Group Companies own or have valid rights to use all Intellectual Property Rights necessary for the conduct of the Business as presently conducted.

15.5                       Other than the Intellectual Property Rights granted to the Manachised Hotels under the Manachised Contracts, no Group Company has granted or is obliged to grant a licence, assignment or other right in respect of any of the Intellectual Property Rights to any person outside the Group.

16.                              EMPLOYEES

16.1                       No Group Company has given notice of termination to, or received notice of resignation from, any Senior Employee in respect of such Senior Employee’s employment contract in respect of which the notice period is still outstanding.

16.2                       No Group Company is involved in any material Proceedings in respect of any of its current or former employees in relation to their employment relationship.

16.3                       Other than the retirement schemes to which a Group Company is required to contribute by applicable laws and regulations (together, the “Group Schemes”), there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on any Group Company or to which any Group Company contributes. Each Group Company has complied in all material respects with its obligations under the rules of each of the Group Schemes, including payment or accrual of all contributions.

16.4                       No Group Company has any agreements or arrangements with any trade union, works council, staff association or other body representing any of such Group Company’s employees.

16.5                       There is no labor strike pending or threatened against any Group Company by its employees. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate the Transaction.

17.                              TRANSACTIONS WITH THE VENDORS

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and the Vendors or any of their respective Affiliates.

18.                              POWERS OF ATTORNEY AND AUTHORITIES

The Company has not, and no Subsidiary has, given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company’s or Subsidiary’s behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person’s duties).

19.                              CIRCULAR 37 COMPLIANCE

None of the Group Companies nor, so far as the Vendors are aware, any Circular 37 Security Holder has received any written inquiries, notifications, orders or any other forms of official correspondence from PRC State Administration of Foreign Exchange or any of its local branches (collectively, the “SAFE”) with respect to any actual or alleged non-compliance with Circular 37.

SCHEDULE 5

LIMITATIONS ON VENDORS’ LIABILITY

1.                                     FINANCIAL LIMITS ON CLAIMS

1.1                              The aggregate liability of the Vendors in respect of all Claims (including any costs, expenses and other liabilities payable by the Vendors in connection with such Claims) (a) for breach of the Fundamental Warranties shall not exceed an amount in US$ equal to the Final Consideration, and (b) in respect of all other Claims shall not exceed an amount in US$ equal to 5% of RMB3,650,000,000 (converted at the Exchange Rate).

1.2                              The Vendors shall not be liable in respect of any single Claim (and such Claim shall be disregarded for all purposes), other than any Claim for breach of the Fundamental Warranties or under Clause 9.5, unless the amount of the liability pursuant to that Claim (ignoring any liability for costs and expenses in connection with the Claim) would (but for this paragraph 1.2) exceed US$250,000 (and, for these purposes, Claims arising out of substantially the same subject matter or events shall be aggregated to form a single Claim).

1.3                              The Vendors shall not be liable in respect of any single Claim (other than a Claim for breach of the Fundamental Warranties or under Clause 9.5) unless the aggregate amount of the liability of the Vendors for all Claims (other than Claims excluded by paragraph 1.2 or any other paragraph of this Schedule 5) would exceed US$5,000,000, in which case the Vendors shall be liable for the full amount of such Claims and not the excess only.

1.4                              Each Vendor is only liable for its Relevant Proportion of any liability for Claims for which all Vendors are liable.

1.5                              Without prejudice to the caps set out in paragraph 1.1 of this Schedule 5, the Vendors’ liability in respect of any Escrow Claim shall be limited to the amount standing to the credit of the Completion Escrow Account at the time when such Escrow Claim becomes a Settled Claim.

1.6                              The aggregate liability of each Vendor in respect of all Claims (including any costs, expenses and other liabilities payable by the Vendors in connection with such Claims) shall not exceed its Relevant Proportion of the respective caps set forth in paragraph 1.1 of this Schedule 5.

1.7                              In respect of any Claim arising from Losses in relation to the Non-wholly Owned Subsidiary, the Vendors’ liability shall (without prejudice to the other limitations in this paragraph 1) be limited to 70% of such Losses.

1.8                              For the purposes of this paragraph 1, the liability of the Vendors in respect of a Claim shall mean the amount in respect of the Claim for which the Vendors:

(a)                                admits liability in writing; or

(b)                                is found to be liable by a court of competent jurisdiction or an arbitration tribunal and the Vendors have no right of appeal or is debarred by passage of time or otherwise from making an appeal.

2.                                     TIME LIMITS ON CLAIMS

2.1                              The Vendors shall not be liable in respect of any Claim and any such Claim shall be wholly barred and unenforceable unless the Purchaser has given notice in writing of such Claim to the Vendors (a) with respect to all Claims (other than Claims for a breach of the Fundamental Warranties and Claims included in limb (c) of this paragraph 2.1) within the period of 9 months from the Completion Date; (b) with respect to Claims under the Fundamental Warranties, prior to the date that is 2 years from the Completion Date; and (c) with respect to

Claims for a breach of the covenants and agreements of the Vendors contained in the Transaction Documents which by their terms are to be performed or observed following Completion (excluding any Claim under Clause 9.5), within the period of 9 months from the expiration of such covenants or agreements.

2.2                              The Purchaser shall give notice in writing of any Claim to the Vendors as soon as reasonably practicable and, in any event, within 30 Business Days of the Purchaser becoming aware of the facts, matters or circumstances giving rise to such Claim. The failure to so notify the Vendors shall not release, waive or otherwise affect the Purchaser’s rights in respect of any Claim except to the extent the Vendors have suffered loss or prejudice as a result of such failure. Such notice shall, include such detail as is reasonably available to the Purchaser at the time of the relevant facts and circumstances giving rise to the Claim, the Purchaser’s bona fide estimate of any alleged Loss (if such information is reasonably available at such time) and the specific Warranties or other provisions of this Agreement which are alleged to have been breached.

2.3                              To the extent the fact, matter, event or circumstance giving rise to a Claim is capable of remedy, the Vendors shall not be liable for such Claim if and to the extent that it is remedied to the reasonable satisfaction of the Purchaser within 30 Business Days of the date of the notice referred to in paragraph 2.2.

2.4                              The Vendors shall not be liable in respect of any Claim and any liability of the Vendors in respect of such Claim shall absolutely determine and cease, to the extent not previously satisfied, withdrawn or settled, unless legal proceedings in respect of such Claim have been issued and served within 6 months after the date of the notice referred to in paragraph 2.2 is given.

3.                                     CONSEQUENTIAL LOSS

The Vendors shall not be liable for any indirect, consequential or punitive loss or loss of profit in respect of any Claim.

4.                                     DISCLOSURE

The Warranties are qualified by all matters, facts and circumstances Disclosed in:

(a)                                the Disclosure Letter or in any of the documents annexed to the Disclosure Letter;

(b)                                provided for, noted or specifically referred to in the Accounts;

(c)                                 any Transaction Document (including the schedules and annexures to this Agreement); or

(d)                                the documents made available in the Data Room, being those documents listed in the Data Room Index (the “Disclosure Documents”). If there is an inconsistency between the facts set out or referred to in any of the Disclosure Documents and the facts stated in this Agreement or in the Disclosure Letter, the provisions of the relevant Disclosure Document shall prevail. The Vendors are not liable to the Purchaser for any inconsistency between the two.

5.                                     KNOWLEDGE OF PURCHASER

The Vendors shall not be liable in respect of any Claim if any Purchaser’s Group Undertaking or any of their respective directors, officers, employees, advisors or agents are aware as at the date of this Agreement of the fact, matter, event or circumstance which is the subject matter of the Claim.

6.                                     CONTINGENT LIABILITIES

The Vendors shall not be liable in respect of any contingent liability in relation to any Claim unless and until such contingent liability becomes an actual liability and is due and payable. This paragraph 6 of this Schedule 5 is without prejudice to the obligation of the Purchaser to notify the Vendors of the Claim and to issue and serve proceedings in respect thereof in accordance with paragraph 2 of this Schedule 5.

7.                                     ACCOUNTS

7.1                              The Vendors shall not be liable in respect of any Claim if specific allowance, provision or reserve in respect of the fact, matter, event or circumstance giving rise to such Claim has been made in the Accounts or the Completion Accounts.

7.2                              If and to the extent that:

(a)                                the amount of any allowance, provision or reserve made in the Accounts, the Completion Accounts or otherwise taken into account or reflected therein is found to be in excess of the matter for which such allowance, provision or reserve was made;

(b)                                any asset is found to have been included at an undervalue in the Accounts or the Completion Accounts or any liability is found to have been included at an overvalue therein; or

(c)                                 any sum is received by any Group Company in relation to a liability which had been written off as irrecoverable in the preparation of the Accounts or the Completion Accounts, then the amount of any such excess, undervalue, overvalue or receipt (as the case may be) shall be credited against and applied in relieving the Vendors from any liability it would otherwise incur in respect of any Claims.

8.                                     INSURANCE

The Vendors shall not be liable in respect of any Claim if the amount of such Claim is covered by any insurance policy or would have been so covered if the insurance policies effected by or for the benefit of the Group Companies and in effect at the date of this Agreement had been maintained after Completion on no less favourable terms.

9.                                     ALTERNATIVE AND SUBSEQUENT RECOVERY

9.1                              The Vendors shall not be liable in respect of any Claim if and to the extent that the Loss to which the Claim relates has otherwise been made good or has otherwise been compensated for in full without loss to the Purchaser or any Purchaser’s Group Undertaking or in respect of which the Purchaser or any Purchaser’s Group Undertaking has any other right of recovery against, or indemnity from, any person other than the Vendors (whether under provision of law, contract or otherwise).

9.2                              If the Vendors pay the Purchaser any amount in respect of a Claim and the Purchaser or any Purchaser’s Group Undertaking subsequently recovers from a third party a sum which is referable to that Claim (including any discount, relief or credit), the Purchaser shall give prompt notice to the Vendors, and:

(a)                                if the amount paid by the Vendors in respect of the Claim is more than the Sum Recovered, the Purchaser shall immediately pay to the Vendors the Sum Recovered; and

(b)                                if the amount paid by the Vendors in respect of the Relevant Claim is less than or equal to the Sum Recovered, the Purchaser shall immediately pay to the Vendors an amount equal to the amount paid by the Vendors.

9.3                              For the purposes of paragraph 9.2 of this Schedule 5, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person less all reasonable costs and taxes incurred by the Purchaser or a Purchaser’s Group Undertaking in recovering the amount from the person. Where the amount recovered by the Purchaser or a Purchaser’s Group Undertaking is by way of a relief or credit, “Sum Recovered” means an amount that the Purchaser or the relevant Purchaser’s Group Undertaking has saved or will save by virtue of the relief or credit less all reasonable costs incurred by such Purchaser’s Group Undertaking in recovering the amount from the person. Any payment to the Vendors pursuant to paragraph 9.2 of this Schedule 5 shall be made to the Vendor Representative’s Bank Account or such other account notified in writing to the Purchaser not less than three Business Days prior to the date of payment.

10.                              FINANCIAL BENEFIT

10.1                       In calculating the liability of the Vendors in respect of any Claim there shall be taken into account any net quantifiable financial benefit to the Purchaser or any Purchaser’s Group Undertaking as a result of the matter giving rise to such Claim, including the amount by which any Taxation for which the Purchaser or any Purchaser’s Group Undertaking is accountable or liable to be assessed is actually reduced or extinguished as a result thereof.

11.                              NO DUPLICATION OF RECOVERY

11.1                       The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss, regardless of whether more than one Claim arises in respect of it, and for this purpose recovery by the Purchaser or any of the Group Companies shall be deemed to be a recovery by each of them.

12.                              VOLUNTARY ACTS/FUTURE CHANGES

12.1                       The Vendors shall not be liable in respect of any Claim to the extent the Claim arises, or is increased (only with respect to such increased portion) as a result of:

(a)                                any alteration to or enactment (other than a re-enactment) of any statute, statutory instrument or other legislative act which was announced or enacted after the date of this Agreement (whether relating to Taxation, rates of Taxation or otherwise);

(b)                                the withdrawal or amendment of or change to any practice, concession or written agreement or administrative arrangements with any Group Company previously made by any Taxation Authority in force at the date of this Agreement;

(c)                                 an Event before or after Completion at the written request or direction of, or with the written consent of, a Purchaser’s Group Undertaking (which for these purposes includes a Group Company only after Completion) or an authorised agent or adviser of a Purchaser’s Group Undertaking;

(d)                                a claim, election, surrender or disclaimer made, or notice or consent given, or another thing done, after Completion (other than one the making, giving or doing of which was taken into account in computing a provision for Tax in the Accounts) under, or in connection with, a provision of an enactment or regulation relating to Tax by a Purchaser’s Group Undertaking;

(e)                                 a Group Company’s failure or omission to make a claim, election, surrender or disclaimer, or give a notice, or consent or do another thing, under, or in connection with, a provision of an enactment or regulation relating to Tax after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts; or

(f)                                  any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any Group Company from those used in the preparation of the Accounts.

13.                              CONDUCT OF THIRD PARTY CLAIMS

13.1                       In respect of any fact, matter, event or circumstance which comes to the notice of any Purchaser’s Group Undertaking which would or would reasonably be likely to result in a claim against any of them (a “Third Party Claim”) and which, in turn, would or would reasonably be likely to result in a Claim, the Purchaser shall as soon as reasonably practicable give written notice of the Third Party Claim to the Vendors specifying in reasonable detail the material aspects of the Third Party Claim and shall and shall procure that each Purchaser’s Group Undertaking shall:

(a)                                keep the Vendor Representative promptly informed of the progress of the Third Party Claim;

(b)                                provide to the Vendor Representative and its advisers reasonable access to premises and personnel and to relevant assets, documents and Records within the power or control of each Purchaser’s Group Undertaking for the purposes of investigating the matter and enabling the Vendors to take the action referred to in paragraph 13.1(e) of this Schedule 5;

(c)                                 permit the Vendor Representative (at the Vendors’ cost) to take copies of the documents or records referred to in paragraph 13.1(b) of this Schedule 5;

(d)                                not cease to defend the Third Party Claim or make any admission of liability or any agreement or compromise in relation to the Third Party Claim without the prior written consent of the Vendor Representative;

(e)                                 consult with the Vendor Representative and take such action as the Vendor Representative may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend the Third Party Claim on the basis that the Vendors shall indemnify the Purchaser on demand against all reasonable costs incurred as a result of actions taken at the request of the Vendor Representative; and

(f)                                  allow the Vendor Representative, at its election and own cost, to take over the conduct of the Third Party Claim, provided that the Vendor Representative shall obtain the prior written consent of the Purchaser before entering into any settlement or disposition of such Third Party Claim which would adversely affect the Purchaser or a Purchaser’s Group Undertaking (which consent shall not be unreasonably withheld or delayed).

14.                              DUTY TO MITIGATE

The Purchaser shall procure that all reasonable efforts are made by the applicable Purchaser’s Group Undertaking in order to mitigate the Loss arising from any Claim. Nothing in this Agreement shall relieve the Purchaser of its common law duty to mitigate its Loss.

15.                              VENDORS’ ACCESS

In the event of an actual Claim, the Purchaser shall procure that the Vendor Representative and its Representatives are provided, upon reasonable notice and during Working Hours, with reasonable assistance, documentation, information and access to premises and personnel of the relevant Group Companies as they may reasonably require to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim and shall permit the Vendor Representative and its Representatives to make copies of such documentation and information to the extent relevant to the Claim.

16.                              PRESERVATION OF INFORMATION

The Purchaser shall, and shall ensure that each Group Company will, preserve all documents, Records, correspondence, accounts and other information whatsoever relevant to a matter which has given, or is reasonably likely to give, rise to a Claim.

17.                              FRAUD

Nothing in this Schedule 5 shall have the effect of limiting or restricting any liability of the Vendors in respect of a Claim arising as a result of fraud of any Vendor..

SCHEDULE 6

COMPLETION ACCOUNTS

SCHEDULE 7

ACCOUNTING POLICIES

SCHEDULE 8

THE VENDORS

(1) Name of Vendor	(2) No. and Class of Shares held	(3) Relevant Proportion (%)	(4) Unpaid Share Capital (US$)

Crystal Lodging Holdings Limited	60,510,992 Preferred D Shares	55.71%	N/A

Sanya Investment International Limited	1 Ordinary Share 11,929,282 Preferred A Shares 5,818,124 Preferred B Shares 139,392 Preferred C Shares	16.47%	1,381,424

ZZ Holdings Limited	4,826,959 Preferred A Shares 1,770,000 Preferred B Shares 1,393,922 Preferred C Shares	7.36%	N/A

China Equity Links Sas	7,434,253 Preferred C Shares	6.84%	N/A

Trustbridge Partners III, L.P.	4,646,408 Preferred C Shares	4.28%	N/A

Argonaut 28 LLC	1,634,579 Preferred A Shares 906,000 Preferred B Shares 1,393,922 Preferred C Shares	3.62%	N/A

Giochi Limited	2,124,690 Preferred A Shares	1.96%	519,118

Quinnafor Holdings Limited	1,712,251 Preferred A Shares 92,928 Preferred C Shares	1.66%	150,015

Mandra Esop Limited	730,000 Preferred B Shares	0.67%	N/A

Ker David Gibbs	633,865 Preferred A Shares	0.58%	50,000

Yen Jwu Lee	338,126 Preferred A Shares	0.31%

Connie Y Chen	258,126 Preferred A Shares	0.24%

Alexander Y Chen	80,000 Preferred A Shares	0.07%

Winsvale International Limited	150,000 Preferred A Shares	0.14%	N/A

Tseng Hua-yu	100,000 Preferred A Shares	0.09%	N/A

This Agreement has been entered into on the date stated at the beginning of it.

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

SANYA INVESTMENT	)

INTERNATIONAL LIMITED	)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

ZZ HOLDINGS LIMITED	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

CHINA EQUITY LINKS SAS	)

)

[Signature page to the Share Purchase Agreement]

/s/ Lin Ning David

SIGNED by LIN NING DAVID	)

for and on behalf of	)

TRUSTBRIDGE PARTNERS III, L.P.	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

ARGONAUT 28 LLC	)

)

[Signature page to the Share Purchase Agreement]

/s/ Wu Hai

SIGNED by WU HAI	)

for and on behalf of	)

GIOCHI LIMITED	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

QUINNAFOR HOLDINGS LIMITED	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

MANDRA ESOP LIMITED	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

KER DAVID GIBBS	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

YEN JWU LEE	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

CONNIE Y CHEN	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

ALEXANDER Y CHEN	)

)

[Signature page to the Share Purchase Agreement]

/s/ Liao Ping-Yao

SIGNED by LIAO PING-YAO	)

for and on behalf of	)

WINSVALE INTERNATIONAL LIMITED	)

)

[Signature page to the Share Purchase Agreement]

/s/ Norma Kuntz

SIGNED by NORMA KUNTZ	)

for and on behalf of	)

CRYSTAL LODGING	)

HOLDINGS LIMITED	)

as the lawful attorney of	)

TSENG HUA-YU	)

)

[Signature page to the Share Purchase Agreement]

/s/ He Hui

SIGNED by HE HUI	)

for and on behalf of	)

CHINA LODGING HOLDINGS (HK))

LIMITED	)

[Signature page to the Share Purchase Agreement]